EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

DONLIN CREEK LLC

EFFECTIVE AS OF DECEMBER 1, 2007

THE INTERESTS DESCRIBED AND REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS (THE "SECURITIES LAWS") AND MAY BE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES LAWS. TO THE EXTENT THE INTERESTS CONSTITUTE SECURITIES UNDER THE SECURITIES LAWS, THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

TABLE OF CONTENTS

EXHIBITS

LIMITED LIABILITY COMPANY AGREEMENT
OF
DONLIN CREEK LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of this 1st day of December 2007 (the "**Effective Date**"), by and among Donlin Creek LLC, a Delaware limited liability company (the "**Company**"), Barrick Gold U.S. Inc. (formerly Placer Dome U.S. Inc.), a California corporation ("**Barrick**"), and NovaGold Resources Alaska, Inc., an Alaska corporation ("**NovaGold**").

RECITALS

A. NovaGold and Barrick entered into that certain Mining Venture Agreement, effective as of November 13, 2002, as amended by a First Amendment Agreement, effective as of November 30, 2007 ("**Mining Venture Agreement**"), pursuant to which each acquired and held rights and interests in and to certain lands, fixtures, and improvements located in the Kuskokwim Recording District, Alaska, as more particularly described in Part 1 of Exhibit A, pursuant to the Lease (defined below), and in Part 2 of Exhibit A, pursuant to the Surface Use Agreement (defined below) and in certain permits, licenses, approvals, core, samples, studies, reports, and other data and materials associated with such lands, fixtures, improvements and assets.

B. Barrick and NovaGold wish to participate in the further exploration and evaluation, and, if warranted, the development and mining of mineral resources within the Properties (defined below) or any other properties acquired by the Company pursuant to the terms of this Agreement.

C. Barrick and NovaGold have, in accordance with Section 18-214 of the Act (defined below), converted the joint venture created by the Mining Venture Agreement into the Company, with the intent that the Company shall own the Properties and shall conduct or provide for the conduct of the operations thereon as contemplated by this Agreement.

D. NovaGold and Barrick wish to terminate and cancel the Mining Venture Agreement as of the Effective Date and agree that from and after the Effective Date, the Mining Venture Agreement has no further force and effect.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Barrick, NovaGold and the Company agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings (such meanings to be applicable equally to the singular as well as the plural forms of the terms defined and defined verbs to include all verb forms):

"**Acceptance Notice**" has the meaning set forth in Section 16.1(b).

"**Acceptance Option**" has the meaning set forth in Section 16.1(b).

"**Acceptance Purchase Option**" has the meaning set forth in Section 16.1(b).

"**Acceptance Sale Option**" has the meaning set forth in Section 16.1(b).

"**Accounting Procedure**" means the procedures set forth in Exhibit B.

"**Acquiring Member**" has the meaning set forth in Section 13.2.

"**Act**" means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, *et seq.*, as it may be amended.

"**Affiliate**" means any Person which directly or indirectly controls, is controlled by, or is under common control with, a Member. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

"**Agreement**" means this Limited Liability Company Agreement, including all amendments and modifications thereof, and all exhibits, which are incorporated herein by this reference.

"**Area of Interest**" means the area specified in Part 3 of Exhibit A.

"**Assets**" means the Properties, Products, and all other real and personal property, tangible and intangible, held by the Company, and includes any interest in the JV Assets to which an Initial Member holds record title pursuant to Section 2.2(c).

"**Barrick**" has the meaning set forth in the introductory paragraph to this Agreement.

"**Board**" means the board established under Article VII.

"**Budget**" means a detailed estimate of all costs to be incurred by the Company with respect to a Program and a schedule of cash contributions to be made by the Members with respect to such Program.

"**Business Account**" means the account maintained in accordance with the Accounting Procedure.

"**Business Day**" means any day other than a Saturday, Sunday or statutory holiday in any of Anchorage, Alaska, Toronto, Canada or Vancouver, Canada.

"**Calendar Year**" means a period of twelve (12) consecutive months, beginning on the first day of January and ending on the last day of December.

"**Capital Account**" means the capital account maintained for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv).

"**Certificate of Formation**" means the certificate of formation of the Company as filed with the Secretary of State on November 30, 2007 to be effective December 1, 2007, as amended from time to time.

"**Claim**" means any action, claim, demand, interference, injunction, stay, obligation, grievance, suit, dispute, counterclaim, arbitration or other proceeding, or any order, writ, injunction, judgment or decree.

"**Code**" means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future Law.

"**Company**" means Donlin Creek LLC, the Delaware limited liability company governed by this Agreement.

"**Consent**" means, as to any Person, any consent, waiver, approval, authorization, exemption, registration, declaration, expiration of waiting period, or filing, by or in respect of such Person.

"**Construction Program and Budget**" means a Program and Budget for the construction of the Project and the placing of the Properties into commercial production.

"**Construction Decision Trigger Date**" means the 30th day following the date, if ever, on which, as a result of activities conducted pursuant to Permitting Phase Programs and Budgets, a Draft Environmental Impact Statement for the Project is released for public comment.

"**Continuing Obligations**" means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

"**Deadlock**" means the (a) failure of the Board to adopt, by Special Approval, a Construction Program and Budget, but only in the circumstances specified in Section 9.4(b), or (b) commencing in 2012 and at all times thereafter, failure of the Board by December 15, if the Board has not previously adopted a Construction Program and Budget, to adopt a Program and Budget duly presented to the Board for approval for the ensuing Calendar Year.

"**Deadlock Notice Period**" has the meaning set forth in Section 16.1(a).

"**Deadlock Purchase Price**" has the meaning set forth in Section 16.1(a).

"**Deadlock Review Period**" has the meaning set forth in Section 16.1.

"**Development**" means all preparation for the removal and recovery of Products after the approval of a Feasibility Study, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, but excludes Permitting.

"**Discloser**" has the meaning set forth in Section 17.4.

"**Dollars**" or "**$**" means the official currency of the United States.

"**Draft Environmental Impact Statement**" means a draft environmental impact statement issued for public comment by the appropriate Governmental Authorities under NEPA and the applicable Council on Environmental Quality guidelines.

"**Draft Feasibility Study**" means the draft feasibility study, dated September 28, 2007, prepared by or under the direction of Barrick, which was delivered to NovaGold on October 23, 2007.

"**Effective Date**" has the meaning set forth in the introductory paragraph to this Agreement.

"**Encumbrance**" means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any lease, sublease, occupancy agreement, easement or covenant granting a right to use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person, and (d) any adverse Claim as to title, possession or use.

"**Environmental Compliance**" means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

"**Environmental Laws**" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"**Environmental Liabilities**" means any and all Claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against the Company or either Member, by any Person other than the other Member, alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any

hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (b) physical disturbance of the environment on or relating to the Properties; or (c) the violation or alleged violation of any Environmental Laws in connection with the Properties.

"**Expenditure Report**" means the report of PricewaterhouseCoopers LLC, or such other nationally recognized audit firm that is mutually acceptable to the Members, delivered to the Members pursuant to a joint engagement letter in the form attached at Exhibit G.

"**Exploration**" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

"**Feasibility Study**" means the feasibility study adopted by the Company as provided in Section 9.2.

"**General Manager**" means the general manager of the Company designated by the Board in accordance with Section 8.1.

"**Governmental Authority**" means any national, state, municipal, borough, tribal, native, foreign, international, multinational government or jurisdiction (and any political subdivision of any thereof), any governmental or quasi-governmental authority (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), any other body exercising or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority, and any official of any of the foregoing.

"**Initial Contribution**" means that capital contribution each Member has made or agrees to make pursuant to Section 5.1.

"**Initial Period**" means the period commencing on the Effective Date and ending on May 31, 2008, unless the Board, by Majority Approval, determines to shorten or extend such period.

"**Initial Program and Budget**" means the Program and Budget for the Initial Period, attached hereto as Exhibit E; *provided*, *however*, that if the Board, by Majority Approval, determines to extend the Initial Period it shall simultaneously adopt, by Majority Approval, an amendment of the Initial Program and Budget covering such extended period, which shall thereupon become the Initial Program and Budget.

"**JV Assets**" means the "*Assets*" as that term is defined in the Mining Venture Agreement, including those "*Assets*" identified in Exhibit H.

"**Law**" means all applicable federal, state, provincial, borough, tribal, native and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws.

"**Lease**" means the Exploration and Lode Mining Lease Agreement dated May 1, 1995, as amended, between Calista Corporation, an Alaska native corporation, and Barrick, as it may be from time to time amended, and any replacement thereof or substitution therefor.

"**Majority Approval**" means a simple majority of the total votes entitled to be cast by the Voting Representatives present at a meeting of the Board duly called at which a quorum (as determined in accordance with Section 7.3(b)) was present or represented, and shall also include approval by an instrument in writing signed by all representatives on the Board.

"**Member**" means each of Barrick and NovaGold (each an "**Initial Member**") and each Person who or which hereafter acquires a Membership Interest and is admitted as a Member.

"**Membership Interest**" means, with respect to any Member: (a) that Member's status as a Member; (b) that Member's Capital Account and share of the profits, losses, and other items of income, gain, loss, deduction, and credits of, and the right to receive distributions (liquidating or otherwise) from, the Company under the terms of this Agreement; (c) all other rights, benefits and privileges enjoyed by that Member in its capacity as a Member, including that Member's rights to vote, consent and approve those matters described in this Agreement; and (d) all obligations, duties and liabilities imposed on that Member under this Agreement in its capacity as a Member.

"**Mining**" means the mining, extracting, producing, handling, milling or other processing of Products.

"**Mining Venture Agreement**" has the meaning set forth in the recitals to this Agreement.

"**NEPA**" means the National Environmental Policy Act of 1969, 42 U.S.C. § 4331 *et seq.*, as amended.

"**Net Proceeds**" means an amount defined, calculated and paid as provided in Exhibit D, which shall become payable to a resigning Member in accordance with Section 6.5, on the terms and conditions and subject to the limitations set forth in such Section.

"**NI 43-101**" has the meaning set forth in Section 17.4.

"**Non-Offering Member**" has the meaning set forth in Section 16.1(a).

"**Notice**" has the meaning set forth in Section 18.1.

"**NovaGold**" has the meaning set forth in the introductory paragraph to this Agreement.

"**NovaGold Debt Amount**" means at any time (a) the sum of (i) the principal amount equal to (A) fifty percent (50%) of the amount set forth in the Expenditure Report as having been expended by Barrick during the audited period, less (B) Twelve Million Seven Hundred Thousand Dollars ($12,700,000) (which net amount is now estimated to be Fifty Million Eight Hundred Thousand Dollars ($50,800,000)) plus (ii) interest on the unpaid balance at a rate equal to the Prime Rate plus two percentage points (2%) calculated from the Effective Date on the

basis of a year of three hundred sixty (360) days and the actual number of days elapsed, compounded semi annually on the last Business Day of June and December, respectively, *less* (b) the sum of (i) the amount of any prepayment of principal and interest made as provided in the NovaGold Debt Promissory Note, (ii) the Value of all Processed Products distributed to Barrick pursuant to the proviso in Section 11.1, and (iii) the amount of any cash distributed to Barrick pursuant to the proviso in Section 11.2.

"NovaGold Debt Promissory Note" has the meanings set forth in Section 6.7(a).

"NovaGold Funding Obligation Amount" means at any time (a) the amount of Twelve Million Seven Hundred Thousand Dollars ($ 12,700,000) *less* (b) the amount that has been repaid to Barrick by NovaGold making contributions to the Company on Barrick's behalf pursuant to the proviso of Section 5.1(c) and/or contributed to the Company pursuant to the last sentence of Section 6.7(b).

"NovaGold Security Documents" means (a) the deed of trust executed by NovaGold in respect of any interest in the Properties held by NovaGold, (b) the security agreement in respect of NovaGold's interest in the Assets and the Processed Products, (c) any financing statements necessary or required to be filed in order to perfect the security interest in the Assets and the Processed Products, and (d) any account control agreement or similar agreement requested by Barrick acting reasonably in respect of the proceeds from the sale of the Membership Interest, the Assets or the Processed Products.

"Offer Acceptance Period" has the meaning set forth in Section 16.1(a).

"Offer Notice" has the meaning set forth in Section 16.1(a).

"Offer Program and Budget" has the meaning set forth in Section 16.1(a).

"Offering Member" has the meaning set forth in Section 16.1(a).

"Officers" means the officers of the Company designated by the Board in accordance with Section 8.2.

"Operations" means the activities carried out by the Company under this Agreement.

"Percentage Interest" means the percentage interest of a Member in certain allocations of profits and losses and other items of income, gain, loss or deduction and certain distributions of cash or property, representing the Membership Interest of a Member in the Company, as such interest may from time to time be adjusted hereunder. Percentage Interests shall be calculated to three decimal places and rounded to two (*e.g.*, 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up, decimals of less than .005 shall be rounded down. The initial Percentage Interests of the Members are set forth in Section 6.1.

"Permitting" has the meaning set forth in Section 9.3(b).

"Permitting Expert" has the meaning set forth in Section 9.3(e).

"**Permitting Phase Program and Budget**" has the meaning set forth in Section 9.3(d).

"**Person**" means a natural person, any general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation, joint venture, trust, business trust, cooperative, association or any foreign trust or foreign business organization.

"**Prime Rate**" means the interest rate quoted as "Prime" by J.P. Morgan Chase & Co., New York, at its head office, as said rate may change from day to day (which quoted rate may not be the lowest rate at which such bank loans funds).

"**Processed Products**" means Products that have been delivered by the Company to a refinery, smelter or other processor and subsequently refined, smelted or otherwise treated to produce a mineral product in a form that is commonly sold, including gold bullion and silver bullion. For the avoidance of doubt, "Processed Products" does not include Products in the form of doré bullion.

"**Products**" means all ores, minerals and mineral resources produced from the Properties under this Agreement, and includes Processed Products until such Processed Products are distributed to the Members as provided in Section 11.1.

"**Program**" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Company for a Calendar Year or any longer period.

"**Project**" means a mine or mines and related facilities constructed on the Properties by the Company.

"**Properties**" means those interests in real property described in Part 1 and Part 2 of Exhibit A together with all other interests in real property, fixtures and improvements and all easements, rights-of-way, water rights, and all other appurtenances within the Area of Interest which are acquired and held subject to this Agreement.

"**Purchase Closing Date**" has the meaning set forth in Section 16.1(c).

"**Purchasing Member**" has the meaning set forth in Section 16.1(c).

"**Qualified Person**" has the meaning set forth in NI 43-101, as the same may be modified from time to time.

"**Secretary of State**" means the secretary of state of the State of Delaware.

"**Selling Member**" has the meaning set forth in Section 16.1(c).

"**Special Approval**" means approval by sixty percent (60%) or more of the total votes entitled to be cast by the Voting Representatives present at a meeting of the Board duly called at which a quorum (as determined in accordance with Section 7.3(b)) was present or represented, and shall also include approval by an instrument in writing signed by all representatives on the Board.

"**Spot Price**" shall have the following meanings: (a) in the case of refined gold, Spot Price means the London Bullion Market Association P.M. Gold Fix, (b) in the case of refined silver, Spot Price means the London Bullion Market Association Silver Fix, and, (c) in all other cases, Spot Price means the price at which the particular Processed Product could be sold for immediate delivery as specified and published or made available by a source generally accepted and used in the mining industry for such purposes.

"**Surface Use Agreement**" means the Surface Use Agreement dated June 5, 1995, between The Kuskokwim Corporation and Barrick, as it may be from time to time amended, and any replacement thereof or substitution therefor.

"**Tax**" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, capital stock, franchise, withholding, social security, unemployment, disability, property, sales, use, transfer, registration, value added, estimated or other tax, or any other assessment, by any Governmental Authority of any kind whatsoever, including any interest, penalty, or addition thereto, whether or not disputed.

"**Technical Report**" a report prepared, filed and certified in accordance with this Agreement and NI 43-101.

"**TMP**" has the meaning set forth in Exhibit C.

"**Transfer**" means to sell, grant, assign, encumber, pledge or otherwise commit or dispose of. With respect to a Membership Interest or any economic interest therein, a Transfer also shall include the transfer of a direct or indirect or beneficial equity interest in a Member if the transfer, either alone or in conjunction with other such transfers made after the transferor first became a Member, results in a change in control of such Member. For purposes hereof, "change in control" means, with respect to a Member: (i) a transfer, directly or indirectly (including by merger), of all or substantially all of the assets of such Member (including a transfer in liquidation of such Member); or (ii) the transfer, directly or indirectly, of at least fifty-one (51%) or more of the voting interests in such Member, whether by sale, merger, consolidation or contract. For purposes hereof, "change in control" does not include a change in control of the ultimate corporate parent of either Member.

"**Treasury Regulations**" or "**Treas. Regs.**" means regulations issued by the United States Department of Treasury under the Code. Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code.

"**Unanimous Approval**" means the affirmative vote of all votes entitled to be cast by the Voting Representatives present at a meeting of the Board duly called at which a quorum (as determined in accordance with Section 7.3(b)) was present or represented, and shall also include approval by an instrument in writing signed by all representatives on the Board.

"**United States**" means the United States of America and its territories and possessions.

"Value" means the amount obtained by multiplying the quantity of Processed Products distributed to Barrick pursuant to the proviso set forth in Section 11.1 by the Spot Price of such Processed Product on the day of such distribution.

"Voting Representative" means the representative of a Member on the Board who is entitled to cast all of the votes of such Member, determined as provided in Section 7.2(a).

1.2 Rules of Construction. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to articles, sections and exhibits, unless the context requires a different construction, shall be deemed to be references to the articles and sections of this Agreement and the exhibits attached hereto and made a part hereof. In this Agreement, unless a clear contrary intention appears, the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term. Words, terms and phrases used, but not specifically defined, in this Agreement shall have the meanings commonly ascribed to such words, terms or phrases. The headings of the various articles and sections of this Agreement are for convenience only and shall not affect the meaning of the terms and conditions of this Agreement. No provision of this Agreement shall be interpreted or construed against any party solely because that party or its legal representative drafted such provision.

ARTICLE II
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

2.1 Capacity of Members. As of the Effective Date, each of the Members represents and warrants as follows:

(a) it is a corporation duly incorporated and in good standing in its state of incorporation and is qualified to do business and is in good standing in those states where such qualification is necessary in order to carry out the purposes of this Agreement;

(b) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c) it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

2.2 Record Title.

(a) All right, title and interest in and to the Assets shall be held by the Company.

(b) By virtue of the conversion of the joint venture created by the Mining Venture Agreement into the Company, the Company holds title to all of the JV Assets that were

held by the joint venture created by the Mining Venture Agreement. The Members acknowledge that the terms of the Mining Venture Agreement provided that record title to the Joint Assets were to be held by Barrick and NovaGold as tenants in common subject to the Mining Venture Agreement. On and as of the Effective Date, each Member shall take any and all actions necessary to transfer all of its right, title and interest in and to the JV Assets to the Company, and, subject to Section 2.2(c), the Company shall own all legal and beneficial right, title and interest in and to the JV Assets, which shall be Assets under this Agreement.

(c) If a Member cannot transfer its legal and beneficial right, title and interest in all or any portion of the JV Assets to the Company, as of the Effective Date for any reason, including the inability to obtain a required Consent, including any such Consent of Calista Corporation to the assignment of the Lease or of The Kuskokwim Corporation to the assignment of the Surface Use Agreement, on terms and conditions acceptable to both Members, such Member shall hold all of its legal and beneficial right, title and interest in such JV Asset for the sole and exclusive benefit of the Company. The Members shall make all reasonable efforts to effectuate the transfer to the Company of legal and beneficial right, title and interest in and to all JV Assets to the Company under this Section 2.2(c).

2.3 Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account.

2.4 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 2.1 AND 5.1 AND THE OBLIGATIONS IN RESPECT OF THE JV ASSETS AND THE ASSETS SET FORTH IN SECTION 2.2, THE MEMBERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND THERE ARE NO IMPLIED CONDITIONS IN RESPECT OF THE JV ASSETS OR ANY ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTIBILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES OR CONDITIONS ARE HEREBY EXPRESSLY DISCLAIMED. THE MEMBERS HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN SECTIONS 2.1, 2.2 AND 5.1, THE JV ASSETS ARE TRANSFERRED TO THE COMPANY AND THE COMPANY HOLDS THE ASSETS ON AN "AS IS, WHERE-IS" BASIS.

ARTICLE III
NAME, PURPOSES AND TERM

3.1 General. The Company has been duly organized pursuant to the Act by the filing of the Certificate of Formation with the Secretary of State. The Members agree that all of their rights with respect to the Company and all of the Operations shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

3.2 Name. The name of the Company shall be Donlin Creek LLC. The General Manager shall accomplish any filings or registration required by applicable statutes where the Company conducts any Operations.

3.3 Purposes. The Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which the Members, or either of them, accomplish such purposes:

(a) to conduct Exploration within the Properties and the Area of Interest,

(b) to acquire additional property within the Area of Interest,

(c) to evaluate the possible Development of the Properties,

(d) to conduct the Permitting necessary or required to construct and operate the Project,

(e) to engage in Development and Mining Operations on the Properties,

(f) to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

3.4 Limitation. Unless approved by Unanimous Approval the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5 Effective Date and Term.

(a) This Agreement shall be effective as of the Effective Date. The Members hereby terminate and cancel the Mining Venture Agreement as of the Effective Date and agree that from and after the time this Agreement became effective, the Mining Venture Agreement has no further force and effect.

(b) The term of the Company shall be perpetual, unless earlier terminated pursuant to Section 12.1.

3.6 Registered Agent; Offices. The initial registered office and registered agent of the Company shall be as set forth in the Company's Certificate of Formation. The Board may from time to time designate a successor registered office and registered agent and may amend the Certificate of Formation to reflect any such change. The location of the principal place of business of the Company shall be at such location in the United States as the Board shall from time to time select.

ARTICLE IV
RELATIONSHIP OF THE MEMBERS

4.1 No State-Law Partnership. Nothing contained in this Agreement shall be deemed to constitute either Member the partner of the other, or to create any mining, commercial or other partnership (other than a partnership for federal and state tax purposes). Except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, neither Member, solely by virtue of being a Member, shall have any authority to act for the Company or another Member or to assume any obligation or responsibility on behalf of the Company or the other Member.

4.2 Federal Tax Elections and Allocations. The Company shall be treated as a partnership for federal income tax purposes. Tax elections and allocations shall be made as set forth in Exhibit C.

4.3 State Income Tax. The Members also agree that, to the extent permissible under applicable Law, their relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

4.4 Tax Returns. The TMP shall prepare and shall file, after approval of the Board, any tax returns or other tax forms required.

4.5 Other Business Opportunities. Except as expressly provided in this Agreement: (a) each Member shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other; and (b) the doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either Member. Neither Member shall have any obligation to any Member or the Company with respect to any opportunity to acquire any property outside the Area of Interest at any time, or, except as otherwise provided in Section 12.4, within the Area of Interest after the termination of the Company. Unless otherwise agreed in writing, neither Member shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by such Member.

4.6 Waiver of Right to Partition. The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

4.7 Transfer of Membership Interests. Except as otherwise provided in this Agreement, neither Member shall Transfer all or any part of its Membership Interest.

4.8 Implied Covenants; No Additional Duties. There are no implied covenants contained in this Agreement other than those of the contractual covenant of good faith and fair dealing. No Member or representative of a Member on the Board shall have any fiduciary or other duties to the Company or the other Member except as specifically provided by this Agreement, and such representatives and the Members' duties and liabilities otherwise existing at law or in equity (including the duty of loyalty and the duty of care) are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement. Notwithstanding any contrary provision of this Agreement, in carrying out any duties hereunder,

representatives on the Board and the Members shall not be liable to the Company nor to any Member for breach of any duty for the representative's or any such Member's good faith reliance on the provisions of this Agreement, the records of the Company, or such information, opinions, reports or statements presented by the other Member, the General Manager, any other Officer or employee of the Company, or the Board or other committee of the Company, or by any other Person as to matters such Member or the representative reasonably believes are within such other Person's professional or expert competence. The preceding sentence shall in no way limit any Person's right to rely on information to the extent provided in Section 18-406 of the Act.

4.9 Liabilities; Indemnification.

(a) No Member of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member of the Company.

(b) The Company shall indemnify, defend and hold harmless each Member and their respective directors, officers, employees, agents and attorneys from and against any and all third party losses, Claims, damages and liabilities arising out of or relating to (i) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, (ii) any Properties assigned to a Member as an objecting Member pursuant to Section 14.1, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted prior to the date of such assignment, and (iii) any reimbursements by one Member to the other Member of any of the foregoing pursuant to Section 6.6, except in any case of clauses (i) through (iii) above to the extent such losses, Claims, damages or liabilities arise out of or result from any conduct described in any of clauses (i) through (iii) of Section 4.9(c) below. In all cases of this Section 4.9(b) and without limiting Section 6.6, indemnification shall be provided only out of and to the extent of the net assets of the Company and no Member shall have any personal liability whatsoever on account thereof. Notwithstanding the foregoing, the Company's indemnification pursuant to this Section 4.9(b) as to third party Claims shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance.

(c) Subject to Section 4.8, each Member shall indemnify, defend and hold harmless the Company, the other Member and its Affiliates, and its and their respective directors, officers, employees, agents and attorneys from and against any and all losses, Claims, damages and liabilities arising out of or relating to (i) any unauthorized act or any assumption of liability by the indemnifying Member, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the Company or the other Member, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, (ii) any breach by such Member of any of its representations or warranties set forth in this Agreement or (iii) any breach by such Member of any covenant contained in this Agreement caused by or attributable to such Member's willful misconduct or gross negligence.

(d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PERSON OTHER THAN A MEMBER SHALL HAVE THE RIGHT TO

ENFORCE ANY REPRESENTATION OR WARRANTY OF A MEMBER OR THE COMPANY HEREUNDER, OR ANY OBLIGATION OF A MEMBER TO CONTRIBUTE CAPITAL HEREUNDER, TO FUND CONTINUING OBLIGATIONS, TO REIMBURSE OR INDEMNIFY THE OTHER MEMBER HEREUNDER, AND SPECIFICALLY NEITHER THE COMPANY NOR ANY LENDER OR OTHER THIRD PARTY SHALL HAVE ANY SUCH RIGHTS, IT BEING EXPRESSLY UNDERSTOOD THAT THE REPRESENTATIONS AND WARRANTIES, AND THE CONTRIBUTION, REIMBURSEMENT AND INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLES II AND XIII AND SECTIONS 5.1, 5.2, 6.4, 6.6, 6.7, 9.9, 9.10, 10.2, 10.3, 12.4 AND 12.5 SHALL BE ENFORCEABLE ONLY BY A MEMBER AGAINST ANOTHER MEMBER (WHICH, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ARE IN ALL SUCH CASES FOR THE BENEFIT OF THE MEMBERS). FOR THE AVOIDANCE OF DOUBT, THE COMPANY SHALL BE BOUND BY ARTICLES II AND XIII AND SECTIONS 5.1, 5.2, 6.4, 6.6, 6.7, 9.9, 9.10, 10.2, 10.3, 12.4 AND 12.5, BUT SHALL HAVE NO RIGHT TO ENFORCE THOSE PROVISIONS AGAINST A MEMBER, SUCH RIGHTS BEING EXCLUSIVELY VESTED IN THE MEMBERS. ANY MEMBER MAY BRING A DIRECT ACTION AGAINST ANY OTHER MEMBER WITH RESPECT TO ANY OF ARTICLES II OR XIII OR SECTIONS 5.1, 5.2, 6.4, 6.6, 6.7, 9.9, 9.10, 10.2, 10.3, 12.4 OR 12.5 WITHOUT THE REQUIREMENT TO BRING A DERIVATIVE ACTION OR OTHERWISE SATISFY THE REQUIREMENTS OF SECTIONS 18-1001 THROUGH 18-1004 OF THE ACT OR OTHER SIMILAR REQUIREMENTS.

ARTICLE V
CONTRIBUTIONS BY MEMBERS

5.1 Members Initial Contributions.

(a) NovaGold, as a portion of its Initial Contribution, hereby contributes its entire right, title and interest in and to the JV Assets, the Properties, and the other Assets to the capital of the Company. The agreed value of this portion of NovaGold's Initial Contribution is One Hundred Million Dollars ($100,000,000).

(b) Barrick, as a portion of its Initial Contribution, hereby contributes its entire right, title and interest in and to the JV Assets, the Properties, and the other Assets to the capital of the Company. The agreed value of this portion of Barrick's Initial Contribution is One Hundred Million Dollars ($100,000,000).

(c) NovaGold and Barrick each, as the remaining portion of its Initial Contribution, hereby covenants to contribute to the Company fifty percent (50%) of:

(i) all funds required by the Initial Program and Budget, a copy of which is attached hereto as Exhibit E and which is hereby adopted by the Company; and

(ii) all funds required by all adopted Permitting Phase Programs and Budgets up to a maximum of One Hundred Million Dollars ($100,000,000) (which is Fifty Million Dollars ($50,000,000.00) for each Member).

NovaGold and Barrick shall contribute such funds in proportion to their respective Percentage Interests; *provided, however*, that NovaGold shall contribute the funds that Barrick would have contributed but for this proviso (and treated, for all purposes, as a payment from NovaGold to Barrick in satisfaction of the NovaGold Funding Obligation Amount followed by a contribution by Barrick) within twelve (12) months after the Effective Date and until the NovaGold Funding Obligation Amount is zero. Any failure by either Member to contribute funds to the Company in accordance with the obligations set forth in this Section 5.1(c) shall be a default and subject to Section 6.4(b); *provided, however*, that any failure by Barrick to contribute funds pursuant to this Section 5.1(c) where the funds would have originated with NovaGold (i.e., pursuant to the proviso of the preceding sentence) shall be a default by NovaGold, meaning NovaGold shall be the defaulting Member under Section 6.4(b) and Barrick shall be the non-defaulting Member under that Section.

(d) NovaGold represents and warrants to Barrick that the right, title and interest in and to the JV Assets, the Properties, and the other Assets that it is contributing to the to the capital of the Company pursuant to Section 5.1(a) is free of all Claims and Encumbrances other than (i) the security interest set forth in Section 6.7(c), and (ii) the Claim and Encumbrance evidenced by the NovaGold Security Documents.

(e) Barrick represents and warrants to NovaGold that the right, title and interest in and to the JV Assets, the Properties, and the other Assets that it is contributing to the to the capital of the Company pursuant to Section 5.1(b) is free of all Claims and Encumbrances other than the security interest set forth in Section 6.7(c).

5.2 Additional Cash Contributions. Subject to Section 5.1 and any election permitted by Section 6.3, the Members shall be obligated to contribute funds in proportion to their respective Percentage Interests to all adopted Programs and Budgets. If a Member fails to contribute to any adopted Program and Budget in at least the amount required to maintain its Percentage Interest equal to or greater than ten percent (10%), Section 6.5 shall apply.

5.3 Return of Contributions. No Member shall be entitled to the return of any part of its capital contributions or to be paid interest in respect of either its Capital Account or its capital contributions. No unrepaid capital contribution shall constitute a liability of the Company or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return either Member's capital contributions. The provisions of this Section 5.3 shall not limit a Member's rights or obligations under Article XII.

5.4 Accounts Payable. For greater certainty, it is acknowledged that the Company shall not assume or be responsible for any accounts payable relating to operations conducted at or in connection with the Properties under the Mining Venture Agreement prior to the Effective Date.

ARTICLE VI
PERCENTAGE INTERESTS

6.1 Initial Percentage Interests. The Members shall have the following initial Percentage Interests:

Barrick Fifty Percent (50%)

NovaGold Fifty Percent (50%)

6.2 Changes in Percentage Interests. A Member's Percentage Interest shall be changed as follows:

(a) as provided in Section 6.5; or

(b) upon an election by a Member pursuant to Sections 6.3 and 9.8 to contribute less to an adopted Program and Budget than the percentage reflected by its Percentage Interest; or

(c) in the event of default by a Member in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Member to invoke Section 6.4(b); or

(d) upon the Transfer by a Member of all or less than all of its Membership Interest in accordance with Article XV; or

(e) upon the issuance of additional Membership Interests in the Company with the unanimous approval of the Members.

6.3 Voluntary Reduction in Percentage Interest. Except with respect to a Member's obligation (i) to make its Initial Contribution, as to which no election is permitted, and (ii) to contribute up to Fifty Million Dollars ($50,000,000.00) to adopted Permitting Phase Programs and Budgets, as to which no election is permitted, a Member may elect, in the manner provided in Section 9.8, to limit its contributions to an adopted Program and Budget as follows:

(a) to some lesser amount than its respective Percentage Interest; or

(b) by not contributing any amount to the adopted Program and Budget.

If a Member elects, as permitted by this Section 6.3, to contribute to an adopted Program and Budget some lesser amount than its proportionate share of such Program and Budget based on its Percentage Interest, or not to contribute any amount, and the other Member elects to contribute the shortfall amount, the Percentage Interest of the Member electing to contribute a lesser amount or not at all shall be recalculated at the time of election to equal the result obtained by dividing: (i) the sum of (a) the agreed value of the Member's Initial Contribution under Section 5.1, plus (b) the total of all of the Member's additional contributions, plus (c) the amount, if any, the Member elects to contribute to the adopted Program and Budget; by (ii) the sum of (a), (b) and (c) above for both Members; and then multiplying the result by one hundred. The Percentage Interest of the other Member shall thereupon become the difference between one hundred percent (100%) and the recalculated Percentage Interest.

6.4 Default in Making Contributions.

(a) If a Member defaults in making a contribution required by an approved Program and Budget in respect of which as provided in Section 9.8 it has elected, or is deemed to have elected, to contribute, the non-defaulting Member may, in addition to all other rights and

remedies available to it, advance the defaulted contribution on behalf of the defaulting Member and treat the same, together with any accrued interest, as a demand loan to the defaulting Member bearing interest from the date of the advance at the rate provided in Section 10.3. The failure to repay the loan upon demand shall be a default. A non-defaulting Member may elect any applicable remedy under Section 6.4(b) or Section 6.7 or any other rights and remedies available to such Member at law or in equity. All such remedies shall be cumulative and, except as otherwise provided here, the election of one or more remedies shall not waive the election of any other remedies.

(b) If a Member defaults in making a contribution or in repaying a loan (other than the loans evidenced by the NovaGold Debt Promissory Note) as required hereunder, the non-defaulting Member may, on not less than thirty (30) days prior Notice to the defaulting Member of its intention to exercise its rights under this Section 6.4 (b), elect, as its sole and exclusive remedy, with respect to any such default not cured within such thirty (30) day notice period, to have the defaulting Member's Percentage Interest permanently reduced by a percentage equal to the percentage that is calculated as provided in Section 6.3, multiplied by one and one-half (1.5) for the first and second such default and multiplied by two (2.0) for the third and each subsequent such default. For the avoidance of doubt, in calculating the reduction in the Percentage Interest of a defaulting Member pursuant to this Section 6.4(b)(i), if the percentage reduction of the defaulting Member's Percentage Interest under Section 6.3 is five percentage points (5.0%), then, upon election of the non-defaulting Member to exercise its rights under this Section 6.4(b)(i) with respect to the first and second default, the Percentage Interest of the defaulting Member shall be permanently reduced by seven and one-half percentage points (7.5%). Amounts treated as a loan pursuant to Section 6.4(a) and interest thereon shall be included in the calculation of the defaulting Member's reduced Percentage Interest. The non-defaulting Member's Percentage Interest shall, at such time, become the difference between one hundred percent (100%) and the further reduced Percentage Interest. Such reductions shall be effective as of the date of the default.

6.5 Elimination of Minority Interest. Each Initial Member covenants to make all contributions necessary to maintain a Percentage Interest of ten percent (10%) or more. If the Percentage Interest of a Member is reduced to less than ten percent (10%), a Member shall be deemed to have resigned from the Company within the context of the operation of Sections 18-306(2) and 18-502(c) of the Act and, as a consequence, shall have its entire Membership Interest cancelled for no consideration as provided in Section 12.2 of this Agreement, *provided* neither the Company nor the other Member shall have any other rights or remedy solely as a result of the resigning Member's failure to maintain a Percentage Interest of ten percent (10%) or more. The Company shall pay the resigning Member a payment equal to five percent (5%) of Net Proceeds thereafter arising, if any; but such resigning Member shall have no right, title or interest in the Assets; *provided, however*, that, if any amounts remain outstanding under the NovaGold Debt Amount or the NovaGold Funding Obligation Amount, then the Company, on behalf of NovaGold, will make any such Net Proceeds payments otherwise payable to NovaGold pursuant to this Section 6.5 directly to Barrick as payment, first on the NovaGold Funding Obligation Amount until the NovaGold Funding Obligation Amount is zero, and then on the NovaGold Debt Amount until the NovaGold Debt Amount is zero.

6.6 Continuing Obligations and Liabilities. Each Member shall be liable to the other Member to reimburse and pay to such other Member its respective share, based on Percentage Interests, of any and all third party losses, Claims, damages and liabilities arising out of or relating to (a) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, incurred by such other Member, and (b) any Properties assigned to the other Member as an objecting Member pursuant to Section 14.1, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted during the period that such Member held a Membership Interest. The reimbursement obligation of a Member under this Section 6.6 shall apply whether or not any such losses, Claims, damages or liabilities accrue before or after the resignation or deemed resignation of such Member, the Transfer by such Member of all or any portion of its Membership Interest, the dissolution or liquidation of the Company, or any reduction of such Member's Percentage Interest, but in each case only to the extent not indemnified by the Company pursuant to Section 4.9(b), and not to the extent such losses, Claims, damages and liabilities arise out of conduct of the Member requesting reimbursement described in any of clauses (i) through (iii) of Section 4.9(c). For purposes of this Section 6.6, such Member's share of such liability shall be equal to its Percentage Interest at the time such liability was incurred (or as to any such liabilities arising or existing prior to the Effective Date, such Member's initial Percentage Interest). Any resignation or deemed resignation of a Member, any Transfer by such Member or all or any portion of its Membership Interest, or any reduction of a Member's Percentage Interest under this Article VI shall not relieve such Member of its share of any such liability accruing before such resignation, Transfer or reduction. Notwithstanding the foregoing, the provisions of this Section 6.6 shall apply only in the case that the Member requesting reimbursement is finally determined to be personally liable for such losses, Claims, damages or liabilities, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable Law of the liability of a Member for Company obligations.

6.7 Grant of Security Interest.

(a) The obligation of NovaGold with respect to the NovaGold Debt Amount is to be evidenced by a secured promissory note made by NovaGold to the order of Barrick (the "**NovaGold Debt Promissory Note**"). Simultaneously with the execution of this Agreement, NovaGold has executed a NovaGold Debt Promissory Note in the form and substance of Exhibit F in the principal amount of Fifty Million Eight Hundred Thousand Dollars ($50,800,000), which represents the Member's estimate as of the Effective Date of the NovaGold Debt Amount, which until it is replaced as herein provided shall be the "**NovaGold Debt Promissory Note.**" No later than twenty (20) Business Days following the delivery of the Expenditure Report to the Members, NovaGold shall execute and deliver to Barrick an amended and restated promissory note in the principal amount of (A) fifty percent (50%) of the amount set forth in the Expenditure Report as having been expended by Barrick during the audited period, less (B) Twelve Million Seven Hundred Thousand Dollars ($12,700,000) and otherwise in the form and substance of the promissory note attached hereto as Exhibit F and upon receipt of such amended and restated note, Barrick shall cancel and deliver to NovaGold the promissory note delivered simultaneously with the execution of this Agreement. The amended and restated promissory note made by NovaGold and delivered to Barrick as provided in the preceding sentence shall upon execution and delivery to Barrick thereafter be the "**NovaGold Debt Promissory Note.**" Payment of the NovaGold Debt Amount under the NovaGold Debt Promissory Note is secured by the NovaGold

Security Documents. Notwithstanding any other provision of this Agreement to the contrary, NovaGold shall have the right to prepay the NovaGold Debt Amount, without penalty, in accordance with the terms of the NovaGold Debt Promissory Note.

(b) The obligation of NovaGold to contribute the NovaGold Funding Obligation Amount in accordance with the proviso in Section 5.1(c) is secured by the NovaGold Security Documents. Notwithstanding any other provision of this Agreement to the contrary, NovaGold shall have the right to contribute the NovaGold Funding Obligation Amount, without penalty, to the Company in advance of the rate of contribution required by cash calls.

(c) In addition to the security interest granted by NovaGold to Barrick pursuant to the NovaGold Security Documents, each Member hereunder grants to the other a security interest in any interest it holds in the Properties, its Membership Interest, and any accessions thereto and any proceeds and products therefrom, to secure each and every obligation of such Member hereunder. Each Member hereby agrees to execute and deliver and authorizes the other to file and record all deeds of trusts, financing statements, continuation statements or other instruments necessary or desirable to perfect or effectuate the provisions hereof.

(d) In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interests created by the NovaGold Security Documents or granted in this Section 6.7, notwithstanding any contrary provision in Article XV, the acquiring Person shall, at the election of the remaining Member, automatically be admitted as a Member in the Company without any further action of the defaulting Member; *provided*, that the defaulting Member shall take all action that the non-defaulting Member may reasonably request to effectuate the admission of the transferee as a Member of the Company.

ARTICLE VII
BOARD

7.1 Organization and Composition.

(a) The Members hereby establish a Board which shall be responsible for the management of the business and affairs of the Company. The Board shall determine overall policies, objectives, procedures, methods and actions of the Company. The Board initially shall consist of four (4) representatives. So long as an Initial Member maintains a fifty (50%) Percentage Interest, each such Initial Member shall be entitled to appoint two (2) representatives to the Board; *provided* that in the event that the Percentage Interest of an Initial Member decreases below twenty five percent (25%), such Initial Member shall be entitled to appoint only one representative on the Board and the other Initial Member shall be entitled to appoint three (3) representatives. Each Member may appoint one or more alternates to act in the absence of a regular representative. Any alternate so acting shall be deemed a representative on the Board of the appointing Member. A Member may replace one or more of its representatives or alternate representatives on the Board, by Notice to the other Members.

(b) One of the representatives of NovaGold shall serve as Chair of the Board for the term commencing on the Effective Date and ending December 31, 2009. A representative of Barrick shall serve as Chair of the Board for Calendar Year 2010. Thereafter,

the position of Chair of the Board shall be held for a period of a Calendar Year alternatively by a representative appointed by NovaGold and then a representative appointed by Barrick. Notwithstanding the foregoing, if either Member acquires greater than fifty percent (50%) of the Percentage Interest, such Member shall be entitled to appoint one of its representatives as the Chair of the Board and the Chair of the Board shall cease to alternate between NovaGold and Barrick.

(c) The Chair of the Board shall preside at meetings of the Board. Except with respect to those matters requiring Majority Approval set forth in Section 7.6, the Chair of the Board shall be entitled, in the event of a tie vote on the Board, to cast the deciding vote in any matter which is required to be decided by Majority Approval. For the avoidance of doubt, the entitlement of the Chair to cast a deciding vote as provided in this Section 7.1(c) shall not apply to any matter that must be determined by Special Approval or Unanimous Approval.

(d) Representatives on the Board shall not be considered managers under the Act in such capacity, but derive all of their right, power and authority from the Members. No Member or representative of a Member on the Board shall have the power or authority in its individual capacity to bind the Company. All documents and instruments executed on behalf of the Company shall be signed by the General Manager or an Officer, employee or agent of the Company to whom the Board has delegated the necessary general or specific authority.

7.2 Decisions.

(a) Each Member, acting through its appointed representatives on the Board shall have the number of votes on all matters presented for decision by the Board equal to such Member's Percentage Interest. All of the votes that the representatives of a Member are entitled to cast at any meeting of the Board shall be cast by the Voting Representative of that Member and no other representative of such Member shall be entitled to vote on any matter. At each meeting of the Board at which more than one representative of a Member is present, the representatives of such Member shall designate one such representative as the Voting Representative. If only one representative of a Member is present at a meeting of the Board, that representative shall be the Voting Representative. For the avoidance of doubt, the Voting Representative of a Member with a fifty percent (50%) Percentage Interest would, be entitled to cast fifty (50) votes and the Voting Representative of a Member with a forty-six and 32/100ths (46.32%) Percentage Interest would be entitled to cast forty-six and 32/100ths (46.32) votes.

(b) Except as provided in Section 7.5 or expressly provided in any other Section of this Agreement, all decisions or actions of the Board shall require a Majority Approval.

(c) The matters and actions set forth in Section 7.5(a) shall require Special Approval of the Board.

(d) The matters and actions set forth in Section 7.5(b) shall require Unanimous Approval of the Board.

7.3 Meetings.

(a) The Board shall meet as required by the Agreement or as otherwise needed, but not less frequently than once each quarter during each Calendar Year. Meetings of the Board shall be held at Anchorage, Alaska or at such other site in the United States as the Board may from time to time determine. The Chair shall give not less than twenty (20) days' prior Notice to the Members of such regular meetings. Additionally, either Member may call a special meeting upon not less than twenty (20) day's prior Notice to the Chair of the Board and the other Member. In case of emergency, reasonable notice of a special meeting shall suffice.

(b) There shall be a quorum at any meeting of the Board if at least one representative (whether a regular representative or an alternate representative acting on behalf of a regular representative) of each Member is present. Notwithstanding the foregoing, if at the time scheduled for a meeting a quorum is not present or represented because at least one representative appointed by one of the Members is not in attendance or represented, then (i) the meeting shall be adjourned to the same time and place forty-eight (48) hours later, *provided, however*, if such adjournment would fall on a day that is not a Business Day, then the meeting shall be adjourned to the same time and place on the first Business Day following such forty-eight (48) hour period, and (ii) Notice of the adjourned meeting shall be given to both Members and all representatives. If at the first adjourned meeting a quorum is still not present or represented because at least one representative appointed by one of the Members is not in attendance or represented, then (i) the meeting shall be further adjourned to the same time and place forty-eight (48) hours later, *provided, however*, if such adjournment would fall on a day that is not a Business Day, then the meeting shall be adjourned to the same time and place on the first Business Day following such forty-eight (48) hour period, (ii) Notice of the further adjourned meeting shall be given to both Members and all representatives, and (iii) at such further adjourned meeting a quorum shall not require the attendance of a representative appointed by the Member whose representative(s) failed to attend the first Board meeting or the first adjourned Board meeting.

(c) Each Notice of a meeting of the Board shall include an itemized agenda prepared by the Chair of the Board in the case of a regular meeting, or prepared by the Member calling the meeting in the case of a special meeting (including any agenda items requested by the other Members), but any matters may be considered with the consent of both Members. In the case of adjourned meetings due to lack of a quorum, the Board may act only on those items included in the Notice of the meeting to which the adjourned meeting relates.

(d) Meetings of the Board may be held by means of conference telephone or other communications equipment by means of which all representatives on the Board participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting. Neither Member shall record any of the proceedings of the Board without the express prior written consent of the other Member.

(e) The Chair of the Board shall cause written minutes of all meetings to be prepared and distributed to the Members within fifteen (15) days after the meeting. The Members shall have ten (10) Business Days from the date of receipt of a copy of the minutes to raise objections to the minutes by Notice to the Chair. If no objection to the minutes is made by a Member within such ten (10) Business Day period, such minutes shall be binding on the

Members and the Board. If a Member raises objections to the minutes, such Member shall provide in writing a reasonable alternative to the provisions in the minutes distributed by the Chair and the Members shall attempt to revise the minutes, taking into account the objections raised and the alternative provisions proposed. If the Members do not agree on the minutes of the meeting within thirty (30) days after delivery of the Notice from the objecting Member, the minutes of the meeting as prepared by the Chair together with the proposed changes submitted by the objecting Member shall collectively constitute the record of the meeting.

(f) If personnel employed in operations of the Company are required to attend a Board meeting, reasonable costs incurred in connection with such attendance shall be a Company cost. All other costs of attending and participating in meetings of the Board shall be paid by the Members individually.

(g) Experts and advisors of a Member shall be entitled to attend a Board Meeting with representatives of the Member on prior written Notice to the other Member, *provided* such experts and advisors shall be subject to the provisions of Article XVII.

7.4 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting and without prior Notice if the action is evidenced by a written consent describing the action taken, signed by the representative or representatives on the Board having the requisite Percentage Interest to take such action; *provided* that Notice of all actions taken by less than unanimous written consent shall be provided to all representatives of the Board (other than representatives of the Board executing such consent) not later than two (2) Business Days after the taking of such action. Action taken under this Section 7.4 shall be effective when representatives of the Board holding the requisite Percentage Interest have signed the consent, unless the consent specifies a different effective date.

7.5 Matters Requiring Special Approval or Unanimous Approval.

(a) The following matters shall require Special Approval by the Board:

(i) the adoption of a Construction Program and Budget;

(ii) subject to Section 9.10, any variations to an approved Construction Program or Budget resulting in an increase of ten percent (10%) or more in the aggregate costs of such approved Construction Program or Budget;

(iii) a decision to institute litigation or arbitration or to settle a dispute with any Person in cases where the amount in controversy exceeds Two Million Dollars ($2,000,000);

(iv) any transaction between the Company and either Member or an Affiliate of either Member; and

(v) any distribution of cash pursuant to Section 11.2.

(b) The following matters shall require Unanimous Approval by the Board:

(i) any amendment to the Certificate of Formation or this Agreement;

(ii) any adoption, approval or recommendation of any plan of complete or partial liquidation, merger, spin-off, or consolidation of the Company;

(iii) any incurrence of debt by the Company, other than the incurrence of trade debt in the ordinary course or the procurement of any letters of credit required in the ordinary course, in both cases under this proviso, consistent with an approved Program and Budget;

(iv) any Encumbrance of the Properties or any material Asset, other than (A) liens imposed by a Law or by this Agreement, (B) Encumbrances under any NovaGold Security Documents, or (C) arising in the ordinary course of business as contemplated by an approved Program and Budget; and

(v) subject to Law, any filing of a petition or application by the Company relating to bankruptcy, insolvency, readjustment of debt, moratorium on payments or creditors' rights;

(vi) the sale or other disposition of a material portion of the Assets other than in the ordinary course;

(vii) any decision to conduct activities outside of the purposes for which the Company was formed as set forth in Section 3.3; and

(viii) the approval of any material change to the Accounting Procedures as set forth on Exhibit B, the Tax Matters as set forth on Exhibit C or the Net Proceeds calculation as set forth on Exhibit D..

7.6 Matters Requiring Majority Approval – Not Subject to Casting Vote . The following matters shall require Majority Approval of the Board, but shall NOT be subject to the ability of the Chair of the Board to break a tie vote as provided in Section 7.1(c):

(a) the adoption or amendment of a Permitting Phase Program and Budget , a tie vote on which shall instead be determined in the manner specified in Section 9.3(g);

(b) the adoption or amendment of any Program and Budget other than (i) the Initial Program and Budget, (ii) any Permitting Phase Program and Budget or (iii) a Construction Program and Budget;

(c) any amendment, modification or change of the Draft Feasibility Study relating to the adoption of the Feasibility Study in accordance with Section 9.2;

(d) any material modification to the Feasibility Study made in the course of Permitting;

(e) the decision of the Board referred to in Sections 9.3(a), 9.3(c)(i) or 9.5(b);

(f) subject to Sections 9.9 and 9.10, any variances to an approved Program and Budget (other than a Construction Program and Budget) resulting in an increase of ten percent (10%) or more in the aggregate costs of such approved Program and Budget; and

(g) any determination to expand operations for the Project where such expansion or suspension would have an aggregate cost in any Calendar Year in excess of Ten Million Dollars ($ 10,000,000).

7.7 Non-Delegable Duties of the Board. The Board shall have the right to delegate the power and authority for the management of the business and affairs of the Company to the General Manager and to certain other Officers of the Company, except for the following, which shall be non-delegable:

(a) approval of any contract or agreement which commits the Company to expenditures in excess of Two Million Dollars ($ 2,000,000) in any Calendar Year, except in accordance with an adopted Program and Budget; or

(b) any matter which pursuant to the terms of this Agreement expressly requires action by the Board.

ARTICLE VIII
GENERAL MANAGER, OTHER OFFICERS AND TECHNICAL COMMITTEE

8.1 General Manager.

(a) The Board, by Majority Approval, shall appoint a General Manager of the Company. The General Manager shall be an employee of the Company or a seconded employee of a Member, but shall not be a representative of a Member on the Board. The General Manager shall have responsibility for general management of the day-to-day business and affairs of the Company in accordance with the powers and authority delegated to the General Manager by the Board and this Agreement and subject to the supervision and control of the Board. The General Manager shall have no power or authority to bind the Company except to the extent specifically delegated by the Board.

(b) The initial General Manager of the Company is Douglas Nicholson. The initial General Manager was designated by NovaGold and consented to by Barrick. The initial General Manager shall serve for an initial term ending December 31, 2009, at which time his employment as General Manager shall be subject to renewal by the Board. If the Board does not on or before one month prior to the end of such initial term by Majority Approval renew the term of the initial General Manager, his term as General Manager shall terminate on December 31, 2009. Each renewal, if any, of the term of the initial General Manager shall be for a term of one additional year, subject to renewal by Majority Approval of the Board on or before one month prior to the end of such one year period.

(c) The General Manager shall serve until the end of his or her term, or his or her resignation, death or removal by the Board. The General Manager may resign at any time by giving Notice of resignation to the Board. Such resignation shall take effect when the Board, by

Majority Approval, has appointed a replacement General Manager. The Board may, with or without cause, remove the General Manager at any time by Majority Approval.

(d) If the initial General Manager is terminated or if the initial General Manager resigns or dies during the initial term expiring December 31, 2009, NovaGold shall designate a replacement General Manager for the balance of the initial term, subject to the consent of Barrick acting reasonably. If the term of the initial General Manger or his replacement is not renewed or if the initial General Manager or his replacement dies or resigns or if he is terminated after the initial term, Barrick shall designate the next General Manager, subject to the consent of NovaGold acting reasonably. Such General Manager shall serve for a term of two (2) years subject, *mutatis mutandis*, to the provisions of Section 8.1(b). Following the termination for whatever reason of the term of the second General Manager, the Members, starting with NovaGold, shall alternatively be entitled to designate the next General Manager, subject to the consent of the other Member acting reasonably, which General Manager's employment shall be subject, *mutatis mutandis,* to the terms of Section 8.1(b).

(e) The General Manager shall not serve as a representative of a Member on the Board.

8.2 Duties of General Manager. The General Manager shall have the powers and responsibilities expressly delegated to him or her by the Board. The General Manager shall manage, direct and control the day to day conduct of Operations in a manner consistent with adopted Programs and Budgets. The General Manager shall implement the decisions of the Board.

8.3 Officers. In addition to the General Manager, the Board from time to time, by Majority Approval, may appoint such other Officers as the Board deems convenient for the efficient management and operation of the Company. Officers of the Company shall be employees of the Company or seconded employees of the Members or their Affiliates, and shall not serve as representatives of a Member on the Board. Any Officers of the Company shall have the powers and authority delegated to such Officers by the Board or the General Manager. No Officer shall have the power or authority to bind the Company except to the extent specifically delegated by the Board or the General Manager. An Officer shall serve until his or her resignation, death or removal by the Board. Any Officer may resign at any time by giving Notice of resignation to the General Manager. Such resignation shall take effect when the Notice is received by the General Manager unless the Notice specifies a later effective date. The Board may, with or without cause, remove any Officer at any time by Majority Approval.

8.4 Technical Committee.

(a) The Members hereby establish a Technical Committee which shall act in an advisory capacity only as requested by the Board or the General Manager or otherwise provided in this Agreement. The Technical Committee shall have no authority or power to determine any policies, objectives, procedures, methods and actions of the Company. The Technical Committee initially shall consist of four (4) representatives. So long as an Initial Member maintains a Percentage Interest of fifty percent (50%), each such Initial Member shall be entitled to appoint two (2) representatives to the Technical Committee; *provided* that in the

event that the Percentage Interest of an Initial Member decreases below twenty five percent (25%), such Initial Member shall be entitled to appoint only one representative on the Technical Committee and the other Initial Member shall be entitled to appoint three (3) representatives. Each Member may appoint one or more alternates to act in the absence of a regular representative. Any alternate so acting shall be deemed a representative on the Technical Committee of the appointing Member. A Member may replace one or more of its representatives or alternate representatives on the Technical Committee by Notice to the other Members. The representatives of the Members on the Technical Committee shall not serve as representatives of a Member on the Board.

(b) During the Initial Period the Technical Committee shall assist, as reasonably requested by the General Manager, in the review and analysis of the Draft Feasibility Study.

(c) The Chair of the Technical Committee shall be appointed to serve for a term of one Calendar Year each time the Chair of the Board is changed as provided in Section 7.1(b) by the Member whose representative is not the incoming Chair of the Board, *provided*, that NovaGold shall appoint the Chair of Technical Committee to serve during the Initial Period and Barrick shall upon the termination of the Initial Period appoint the Chair of the Technical Committee to serve until a representative on the Board appointed by Barrick becomes Chair of the Board. The Technical Committee shall meet at such time or times as the Chair of the Technical Committee may determine on not less then ten (10) days' Notice to the members of the Technical Committee and in any event shall meet not less frequently than four (4) times during the Initial Period.

ARTICLE IX
PROGRAMS AND BUDGETS

9.1 Initial Program and Budget. The Initial Program and Budget shall cover the Initial Period. During the Initial Period the Company shall review the Draft Feasibility Study and consider, in consultation with the Technical Committee, strategies that might be taken to optimize financial returns for the Project, including consideration of alternate power sources and mine plans to reduce the overall costs of the Project.

9.2 Feasibility Study.

(a) Unless prior to the termination of the Initial Period the Board, by Majority Approval, determines to modify the Draft Feasibility Study under Section 9.2(b), the Draft Feasibility Study shall for purposes of this Agreement be considered the "**Feasibility Study**."

(b) If prior to the termination of the Initial Period, the Board, by Majority Approval, determines to modify the Draft Feasibility Study, the modified study shall be the "**Feasibility Study**."

9.3 Permitting Phase Program and Budget.

(a) Promptly upon completion of the Initial Period the Company shall commence and thereafter continue Permitting, unless the Board, by Majority Approval, determines not to do so.

(b) As used in this Agreement, "**Permitting**" means all actions reasonably necessary to obtain all rights, licenses, approvals, permits, and authorizations reasonably necessary to construct and operate a Project substantially as contemplated by the Feasibility Study, including:

(i) compliance with NEPA, including:

(A) gathering of data, technical analyses and preparation of materials to support federal agency compliance with NEPA and preparation of any documents required by NEPA;

(B) government, community and public relations activities in support of the NEPA process and related federal, state, local or citizen participation in the NEPA process; and

(C) administrative and judicial proceedings and appeals of any agency decisions.

(ii) preparation and submission of applications for permits, authorizations and approvals required by Environmental Laws, including

(A) gathering of data, technical analyses, preparation of materials and consultation with permitting or regulatory authorities to support such applications;

(B) engineering studies, plans or designs prepared to support such applications;

(C) governmental, community and public relations activities in support of or related to any of the agency processes for review or approval of such applications; and

(D) administrative and judicial proceedings and appeals of any government agency decisions to grant or issue such permits, authorizations or approvals;

(iii) preparation and submission of applications for authorizations to use, cross or access lands or waters necessary to construct, operate, or support a Project; and

(iv) revision of the Lease and the Surface Use Agreement to provide lands necessary for construction and operation of the Project.

(c) For purposes of this Section 9.3, Permitting shall be deemed complete upon the earlier to occur of the following (i) the Board by Majority Approval determines it is complete or (ii) the adoption of a Construction Program and Budget.

(d) Permitting shall be conducted pursuant to Programs and Budgets (each a "**Permitting Phase Program and Budget**"), each of which shall cover a Calendar Year, except that the first such Program and Budget shall cover the remainder of the Calendar Year in which Permitting is commenced and shall be submitted to the Board for approval no later than twenty (20) days after the end of the Initial Period. Each Permitting Phase Program and Budget shall either be (i) adopted by Majority Approval of the Board, or (ii) if the Board fails to adopt by Majority Approval a Permitting Phase Program and Budget for the ensuing Calendar Year on or before December 15, or in the case of the first Permitting Phase Program and Budget , within twenty (20) days after receipt of a proposed Program and Budget, the Program and Budget for the ensuing Calendar Year or other period in the case of the first such Program and Budget shall be adopted as provided in Section 9.3(g).

(e) If during Permitting the Board fails to adopt by Majority Approval a Permitting Phase Program and Budget for the ensuing Calendar Year on or before the dates specified in Section 9.3(d), each Member may no later than seven (7) days after such date deliver to the other Member a proposed Permitting Phase Program and Budget for the ensuing Calendar Year. If only one Member timely delivers such a proposed Program and Budget, the Board will be deemed to have adopted that proposed Permitting Phase Program and Budget . If both Members timely deliver a proposed Permitting Phase Program and Budget for the ensuing Calendar Year, both such proposals will be submitted to the individual determined as provided in Section 9.3(f) (the "**Permitting Expert**").

(f) The Permitting Expert shall be Michael T. Smith, unless he is unable or unwilling to act, in which event the Permitting Expert shall be Bob Loeffler, if both Michael T. Smith and Bob Loeffler are unable or unwilling to serve, the Permitting Expert shall be Frank Bergstrom if all of Michael T. Smith, BobLoeffler and Frank Bergstrom or unable or unwilling to serve, then the Permitting Expert shall be Fred Banta.

(g) The Permitting Expert shall be instructed to select, on or before thirty (30) days after receipt of the proposals, one of the two proposed Programs and Budgets for Permitting on the basis that the selected proposal is more likely than the other to achieve successful Permitting of the Project, taking into account all facts and circumstances, including the cost of the proposal, that the Permitting Expert deems appropriate. The proposed Permitting Phase Program and Budget selected by the Permitting Expert shall be deemed to have been adopted by Majority Approval of the Board as the Permitting Phase Program and Budget for the ensuing Calendar Year or in the case of the first Permitting Program and Budget, the applicable period. The Permitting Expert's decision shall be made in writing, shall state the reasons for such decision, and shall be final and binding on the Members. Except as may be required by Law, neither Member nor the Permitting Expert may disclose the existence, content or results of any proceedings under this Section 9.3(g) without the prior written consent of both Members. The Permitting Expert shall determine what procedures to follow in making its selection, but shall give each Member an opportunity to make an oral presentation not to exceed two (2) hours in length and shall permit the other Member to be present while such oral presentation is made.

The Members shall co-operate in good faith with the Permitting Expert and comply with its reasonable written requests made in connection with the carrying out of its duties under this Agreement.

9.4 Construction Program and Budget.

(a) At any time after the Construction Decision Trigger Date, either Member or the General Manager may propose that the Company construct a mine on the Properties by delivering to the other Member and to the Board a proposed Construction Program and Budget. The Members acknowledge that the Construction Decision Trigger Date will occur before a record of decision and all necessary permits, approvals and authorizations to construct and operate a mine have been issued. Therefore, it is possible that any such record of decision or applicable permits, authorizations or approvals may be successfully challenged by third parties after delivery of the proposed Construction Program and Budget requiring a change in such Construction Program and Budget.

(b) Within ninety (90) days following receipt of a proposed Construction Program and Budget the Board will meet to consider the proposal. If at such meeting the Board, by Special Approval, approves the proposed Construction Program and Budget, or some modified version thereof, with or without conditions, the Company shall proceed to implement the finalized Construction Program and Budget. The Board's failure, by Special Approval, to approve the proposed Construction Program and Budget or to approve some modified version thereof under this Section 9.4(b) shall be a Deadlock.

9.5 Other Programs and Budgets.

(a) For all periods not included within the Initial Program and Budget or a Construction Program and Budget, and except as provided in Section 9.3(d), the General Manager shall, on or before October 1 each year, prepare and submit to the Board a proposed Program and Budget for the ensuing Calendar Year. For the avoidance of doubt, such periods include the period required to complete Permitting, the period following the completion of Permitting but prior to the adoption of a Construction Program and Budget, and the period after the completion of a Construction Program and Budget. Each such proposed Program and Budget shall be in a form and degree of detail sufficient to reasonably inform the Board of the proposed actions and costs thereof. Notwithstanding the provisions of this Section 9.5(a), the initial proposed Permitting Phase Program and Budget shall cover only the remainder of the Calendar Year in which the Initial Period ends, the initial proposed Program and Budget following the completion of Permitting shall cover only the remainder of the Calendar Year in which Permitting ends, and the initial proposed Program and Budget following the completion of the Construction Program and Budget shall cover only the remainder of the Calendar Year in which the Construction Program and Budget ends and in all such cases the General Manager shall prepare and submit to the Board a proposed Program and Budget for the applicable period no later than twenty (20) days prior to the start of such period. If the General Manager does not prepare or submit a proposed Program or Budget within the time periods specified in this Section 9.5(a), either Member may prepare and submit a proposed Program or Budget to the Board for approval.

(b) Subject to Section 9.3 and 9.4, unless the Board otherwise determines by Majority Vote, if Board fails to adopt a Program and Budget at a meeting called to consider a proposed Program and Budget at which a quorum is present:

(i) after the expiration of the current adopted Program and Budget and until a new Program and Budget is adopted by the Board, the Company shall conduct Operations and incur expenses necessary to preserve the Assets;

(ii) such Operations shall be funded by the Members making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the preceding adopted Program and Budget expired; and

(iii) the General Manager shall promptly prepare and submit to the Board a revised proposed Program and Budget, taking into account any instructions from the Board.

9.6 Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 9.10, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to adopted Programs and Budgets. Each Program and Budget adopted pursuant to this Agreement shall budget and provide for reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

9.7 Preliminary Review of Proposed Programs and Budgets. Within twenty (20) days following receipt of a proposed Program and Budget from the General Manager or from a Member as provided in Section 9.5, the Board shall meet to conduct a preliminary review of the proposed Program and Budget. The General Manger shall attend such meeting. Prior to the meeting the General Manger shall promptly respond to all reasonable inquiries from Members for information, data, analyses or other matters concerning the proposed Program and Budget.

9.8 Approval of Programs and Budgets and Election to Participate.

(a) The Board shall meet to consider the adoption of proposed Programs and Budgets as follows:

(i) with respect to all proposed Programs and Budgets submitted to the Board pursuant to Section 9.5, following the date on which both Members have received the necessary corporate authority to vote on the proposed Program and Budget, but in no event later than December 15;

(ii) with respect to a proposed Construction Program and Budget, as provided in Section 9.4(c); and

(iii) with respect to the initial Permitting Phase Program and Budget, within twenty (20) days after the receipt of a proposed Program and Budget as provided in Sections or 9.3(f).

(b) During a Board meeting at which a Program and Budget was adopted, a Member may elect to contribute to such Program and Budget in some lesser amount than its respective Percentage Interest, or may elect not to contribute any amount, in which cases its Percentage Interest shall be recalculated as provided in Article VI. If a Member fails to make such an election at such Board meeting, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Percentage Interest as of the beginning of the period covered by the Program and Budget. Notwithstanding the foregoing, the provisions of this Section 9.8(c) shall not apply to (i) the Initial Program and Budget, and (ii) any Permitting Phase Program and Budget to which the provisions of Section 5.1(c) apply.

(c) If a Member elects pursuant to Section 9.8(b) not to contribute to an adopted Program and Budget or to contribute in some lesser amount than its respective Percentage Interest, the other Member may, at the same Board meeting at which such election was made, elect to withdraw its votes in favor of the adopted Program and Budget and if such withdrawal results in fewer votes in favor of the Program and Budget than are required to adopt it, to require a new vote on the proposed Program and Budget.

9.9 Budget Overruns; Program Changes. The General Manager shall immediately notify the Board of any material departure from an adopted Program and Budget. Overruns of ten percent (10%) or less of the amount of a Budget shall be borne by the Members in proportion to their respective Percentage Interests as of the time the overrun occurs. Subject to Section 9.10, overruns of more than ten percent (10%) of a Budget may only be authorized by the Board as provided in Section 7.5(a) or Section 7.6, as applicable.

9.10 Emergency or Unexpected Expenditures. In case of emergency, the General Manager may take any reasonable action he or she deems necessary to protect life, limb or property, to protect the Assets or to comply with Law or government regulation. The General Manager shall promptly notify the Members of the emergency. The cost incurred in responding to the emergency shall be funded by the Members making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the emergency expenditures are incurred.

ARTICLE X
ACCOUNTS AND SETTLEMENTS

10.1 Monthly Statements. The General Manager shall promptly submit to the Board monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

10.2 Cash Calls. On the basis of the adopted Program and Budget, the General Manager shall submit to each Member at least fifteen (15) days prior to the end of each month, a billing for estimated cash requirements for the next month. Within ten (10) days after receipt of each billing, each Member shall contribute to the Company as a capital contribution its share of such estimated cash requirements. Time is of the essence for payment of such billings. The General Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for a period of approximately sixty (60) days. All funds in excess of immediate

cash requirements shall be invested in interest-bearing accounts with the Company's bank, for the benefit of the Business Account.

10.3 Failure to Meet Cash Calls. Except as provided in Section 9.8, a Member that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to four percentage points (4%) over the Prime Rate, but in no event shall such rate of interest exceed the maximum permitted by Law. The non-defaulting Member shall have those rights, remedies and elections specified in Section 6.4.

10.4 Financial Statements . The Company shall cause to be prepared and delivered to each Member:

(a) as soon as practicable, and in any event not later than 60 days following the end of each fiscal year of the Company, and, if the fiscal year of a Member is different than that of the Company, of each fiscal year of such Member or within such shorter period of time as may be required by Law, audited financial statements for the Company, together with a report thereon of the auditors of the Company, as selected by the Board; and

(b) as soon as practicable after the end of the first three (3) quarters of every fiscal year of the Company and, if the fiscal year of a Member is different than that of the Company, of every fiscal year of such Member, but in any event no later than thirty (30) days after the end of such quarter, statements comparing the financial results of the Company for such quarter and the portion of the current fiscal year then ended with the same periods of the previous fiscal year, together with, to the extent requested by a Member, a review engagement letter from the auditor with respect thereto, to be prepared at the expense of the requesting Member.

ARTICLE XI
DISTRIBUTIONS; DISPOSITION OF PRODUCTION

11.1 Distributions of Processed Products. Unless the Board otherwise determines by Unanimous Approval, the Company shall cause all Products produced for commercial sale from the Properties to be processed to the extent necessary to produce Processed Products. The Company shall distribute to each Member in kind its share of all Processed Products in accordance with such Member's Percentage Interest at the time of such distribution; *provided, however*, that, at all times the NovaGold Debt Amount is greater than zero, eighty five percent (85%) of the Processed Products that would be distributed to NovaGold but for this proviso shall be distributed to Barrick (and treated as a distribution to NovaGold followed by a payment from NovaGold to Barrick on the NovaGold Debt Promissory Note) until the NovaGold Debt Amount equals zero. The General Manager shall give the Members prompt Notice in advance of the delivery date upon which their respective shares of Processed Products will be available for distribution.

11.2 Distributions of Cash. Distributions of cash by the Company to the Members must be authorized by the Board by Special Approval. Any authorized distributions of cash shall be made to the Members in accordance with their respective Percentage Interests *provided,*

however, that, at all times the NovaGold Debt Amount is greater than zero, eighty five percent (85%) of the cash or such other Assets that would be distributed to NovaGold but for this proviso shall be distributed to Barrick (and treated as a distribution to NovaGold followed by a payment from NovaGold to Barrick on the NovaGold Debt Promissory Note) until the NovaGold Debt Amount equals zero.

11.3 Hedging. Neither Member shall have any obligation to account to the other Member for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by the other Member with respect to its proportionate share of any Products produced or to be produced from the Properties.

ARTICLE XII
RESIGNATION AND DISSOLUTION

12.1 Dissolution. The Company shall be dissolved upon the Unanimous Approval of the Board.

12.2 Resignation. A Member may elect to resign as a Member of the Company by giving Notice to the other Member of the effective date of the resignation, which shall be the later of (a) the end of the then current Program and Budget period, or (b) at least thirty (30) days after the date of the Notice. Upon such resignation, the Company shall acquire the resigning Member's entire Membership Interest, free and clear of any and all Encumbrances, except those to which both Members have given their written consent after the Effective Date, and such Membership Interest shall be cancelled. The resigning Member shall not receive any distribution upon such resignation or any further consideration from the Company. Any such resignation under this Section 12.2 shall not relieve the resigning Member of its obligations under Section 4.9(c) and Section 6.6 (whether any liability with respect thereto accrues before or after such resignation) arising out of Operations conducted or conditions existing prior to such resignation.

12.3 Liquidation and Termination After Dissolution. Upon the dissolution of the Company under Section 12.1, the Board shall appoint in writing one or more liquidators (who may be a Member) who shall have the authority set forth in Section 12.6. The liquidator shall take all action necessary to wind up the activities of the Company, and all costs and expenses incurred in connection with the liquidation and termination of the Company shall be expenses chargeable to the Company. The liquidator may determine which Assets, if any, are to be distributed in kind, and shall sell or otherwise dispose of all other Assets of the Company. All gain or loss with respect to the Assets (including Assets distributed in kind) shall be allocated among the Members in accordance with the applicable provisions of <u>Exhibit C</u>. Should a Member have a deficit balance in its Capital Account (after giving effect to such allocations of gain or loss), the Member shall not be obligated to make a contribution to the Company to restore all or any part of such Capital Account deficit. The Assets of the Company shall first be paid, applied, or distributed in satisfaction of all liabilities of the Company to third parties (or to making reasonable provision for the satisfaction thereof) and then to satisfy any debts, obligations, or liabilities owed to the Members. Thereafter, any remaining cash and all other Assets shall be distributed to the Members in accordance with Section 4.2(b) of <u>Exhibit C</u>. Each Member shall

have the right to designate another Person to receive any Assets that otherwise would be distributed in kind to that Member pursuant to this Section 12.3. Upon the completion of the winding up of the Company, the liquidator shall cancel the Certificate of Formation of the Company and take such other actions as may be reasonably necessary to terminate the continued existence of the Company.

12.4 Non-Compete Covenants. A Member that resigns from the Company pursuant to Section 12.2 or is deemed to have resigned pursuant to Section 6.5, or a Member that otherwise transfers or forfeits its entire Membership Interest, shall not and its Affiliates shall not directly or indirectly acquire any interest in property within the Area of Interest for 12 months after the effective date of the resignation, forfeiture or transfer. If a resigning, forfeiting or transferring Member, or any Affiliate of the foregoing, breaches this Section 12.4, such Member or Affiliate shall be obligated to offer to convey to the other Member, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by such other Member at any time within forty-five (45) days after it is received by such other Member.

12.5 Right to Data After Termination. After the termination of the Company pursuant to Section 12.3, each Member shall be entitled to copies of all information acquired by the Company before the effective date of termination not previously furnished to it, but a resigning Member, or a Member that forfeits or transfers its entire Membership Interest, shall not be entitled to any such copies after any such resignation, forfeiture or transfer.

12.6 Continuing Authority. From and after the dissolution of the Company under Section 12.1, the liquidator shall have the power and authority of the Members, the General Manager and the Board to do all things on behalf of the Company which are reasonably necessary or convenient to: (a) wind up the Operations and the Company, (b) continue to operate the Properties and other Assets of the Company during the winding up of the Operations and the Company and (c) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution, if the transaction or obligation arises out of Operations prior to such dissolution. The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, mortgage Assets, and take any other reasonable action in any matter with respect to the Company or the Operations.

ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST

13.1 General. Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Member or any Affiliate of a Member shall be subject to the terms and provisions of this Agreement.

13.2 Notice to Nonacquiring Member. Within thirty (30) days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest by a Member or its Affiliate, the acquiring Member or the Member whose Affiliate acquired such interest (in either case, an "**Acquiring Member**") shall notify the other Member of such acquisition. The Acquiring Member's Notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the Acquiring Member

believes that the acquisition of the interest may be in the best interests of the Company. In addition to such Notice, the Acquiring Member shall make any and all information in its possession or control concerning the acquired interest available for inspection by the other Member.

13.3 Option Exercised. If, within thirty (30) days after receiving the Acquiring Member's Notice, the other Member notifies the Acquiring Member of its election to participate in the acquired interest, the Acquiring Member or its Affiliate shall convey to the Company (or to the other Member or another Person as mutually agreed by the Members), by special warranty deed, its entire acquired interest (or if to the other Member, a proportionate undivided interest therein based on the Percentage Interests of the Members at such time). If conveyed to the Company, the acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the Notice of such other Member's election to participate therein. If conveyed to the Company, the other Member shall promptly contribute to the Company (or if the acquired interest is to be held by the Members or another entity, to the Acquiring Member) its proportionate share, based on its Percentage Interests at such time of the Acquiring Member's actual out-of-pocket acquisition costs. If the acquired interest is conveyed to the Company, then the Company shall reimburse the Acquiring Member the amount of such contribution made by the other Member in respect of such acquired interest.

13.4 Option Not Exercised. If the other Member does not give such Notice within the thirty (30) day period set forth in Section 13.3, neither such Member nor the Company shall have any interest in the acquired interest, and the acquired interest shall not be a part of the Properties or otherwise be subject to this Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

14.1 Surrender or Abandonment of Property. The Board may authorize the General Manager to surrender or abandon part or all of the Properties. If the Board authorizes any such surrender or abandonment over the objection of a Member, the Company shall assign to the objecting Member, by quitclaim deed and without cost to the objecting Member, all of the Company's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties and the Company shall have no further right, title or interest therein.

14.2 Reacquisition. If any Properties are abandoned or surrendered under the provisions of this Section 14.1, then except as provided in Section 14.1, unless this Agreement is earlier terminated, neither Member nor any Affiliate thereof shall acquire any interest in such former Properties or a right to acquire such former Properties for a period of two (2) years following the date of such abandonment or surrender. If a Member acquires any former Properties in violation of this Section 14.2, the other Member may elect by Notice to the acquiring Member within forty-five (45) days after it has actual notice of such acquisition, to have such former Properties contributed to the Company. After such Notice to contribute the former Properties, the Member that has acquired the former Properties shall convey to the other Member by special warranty deed an interest in such former Properties equal to the Percentage Interest of the other Member at the time and thereafter each Member shall contribute the interest it holds in the former Properties

to the Company. In the event such an election is made, the contributed former Properties shall thereafter be treated as Properties, and the costs of acquisition shall be borne solely by the Member that initially acquired an interest in the former Properties. No adjustment to the Members' respective Percentage Interests shall be made as a result of such contribution.

ARTICLE XV
TRANSFER OF INTEREST

15.1 General. A Member shall have the right to Transfer to any third party all or any part of its Membership Interest or any economic interest therein (including its right to receive distributions of cash or property from the Company), solely as provided in this Article XV.

15.2 Limitations on Free Transferability. The Transfer right of a Member in Section 15.1 shall be subject to the following terms and conditions:

(a) No Transfer of a Membership Interest or any economic interest therein shall be valid or recognized by the Company unless and until the transferring Member has provided to the other Member Notice of the Transfer, and the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Member.

(b) No Member, without the consent of the other Member, shall make a Transfer which shall cause a termination of the Company under Code Section 708(b)(1)(B) or a termination of the Company's treatment as a partnership for Federal income tax purposes.

(c) No Transfer permitted by this Article XV shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted or conditions existing prior to such Transfer, including as provided in Section 6.6.

(d) As provided in Exhibit C, the transferring Member and the transferee shall bear all tax consequences of the Transfer.

(e) In the event of a Transfer of less than all of a Member's Membership Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, and such Member with the greater Percentage Interest (or if both the transferor and transferee have equal Percentage Interests, the transferor) is hereby appointed the agent and attorney-in-fact of such Member with the lesser Percentage Interest with respect to the exercise of all rights to appoint representatives to the Board, vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company.

(f) If the Transfer is the grant of an Encumbrance on a Membership Interest to secure a loan or other indebtedness of a Member, such Encumbrance shall be subordinate to the terms of any security interest securing any obligation of the Company or any obligation of the granting Member to the Company or the other Member to the extent arising out or relating to the Company. The Encumbrance shall provide that in connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest, the acquiring third party shall be bound by the terms of this Agreement, including Sections 12.2 and 15.3, and shall acquire only

the rights of an assignee of the Membership Interest, and shall not, without the unanimous approval of the remaining Members, be admitted to the Company as a Member.

(g) No Member shall enter into any sale or other commitment or agree to dispose of Products or proceeds from the sale of Products by such Member upon distribution to it pursuant to Article XI if such sale or other commitment will create in a third party a security interest in Products or proceeds therefrom prior to any such distribution.

(h) If, contrary to Section 15.2(b), a Transfer is made which causes termination of the Company as a partnership for Federal income tax purposes, the transferring Member shall indemnify, defend and hold harmless the other Member and its Affiliates from and against any and all loss, cost, expense or damage arising from such termination.

(i) Except with regard to transfers by a Member of all or any part of its Membership Interest to an Affiliate, only United States currency shall be used as consideration for Transfers.

15.3 Acquisition Right. Except as otherwise provided in Section 15.4, if a Member desires to Transfer all or any part of its Membership Interest (including a Transfer in connection with the foreclosure or other enforcement of rights under an Encumbrance granted pursuant to Section 15.2(f)), the other Member shall have the right of first refusal to acquire such interests as provided in this Section 15.3.

(a) A Member (or other Person enforcing rights under an Encumbrance granted pursuant to Section 15.2(f)) intending to Transfer all or any part of its Membership Interest subject to this Section 15.3 shall promptly provide Notice the other Member of its intentions. The Notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the proposed offer or contract for sale (or assignment agreement, in the case of an enforcement on an Encumbrance). The other Member shall have sixty (60) days from the date such Notice is delivered to notify the transferring Member (or other Person providing Notice hereunder) whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the Notice. If it does so elect, the Transfer shall be consummated promptly after Notice of such election is delivered to the transferring Member (or other Person providing Notice hereunder).

(b) If the other Member fails to so elect within the period provided for in Section 15.3(a), the transferring Member (or other Person providing Notice hereunder) shall have sixty (60) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable than those offered to the other Member in the Notice required in Section 15.3(a).

(c) If the transferring Member (or other Person providing Notice hereunder) fails to consummate the Transfer to a third party within the period set forth in Section 15.3(b), the acquisition right of the other Member in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

15.4 Exceptions to Acquisition Right. Section 15.3 shall not apply to the following:

(a) transfer by a Member of all or any part of its Membership Interest to an Affiliate;

(b) incorporation of a Member, or corporate merger, consolidation, amalgamation or reorganization of a Member by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member;

(c) the grant by a Member of an Encumbrance in such Membership Interest; or

(d) a sale or other commitment or disposition of Products or proceeds from sale of Products by a Member upon distribution to it pursuant to Article XI.

ARTICLE XVI
DEADLOCK AND DISPUTES

16.1 Deadlock. In the event of a Deadlock, the Members first shall attempt for a period of fifteen (15) days after the date of the Deadlock (the "**Deadlock Review Period**") to resolve the Deadlock between their respective chief executive officers or other senior executives. If the Deadlock is not resolved by the chief executive officers or other senior executives of the respective Members during the Deadlock Review Period, then:

(a) At any time within sixty (60) days after the end of a Deadlock Review Period (the "**Deadlock Notice Period**"), either Member (an" **Offering Member**") may provide written Notice (an "**Offer Notice**") to the other Member (the "**Non-Offering Member**") of the offer by the Offering Member to purchase all, but not less than all, of the Membership Interest of the Non-Offering Member (an "**Offer**"). The Offer must be accompanied by a proposed Program and Budget for the Calendar Year or other period covered by the proposed Program and Budget or if applicable a proposed Construction Program and Budget, which in each case gave rise to the Deadlock (an "**Offer Program and Budget**"). If a Member fails to make an Offer by providing an Offer Notice to the other Member on or before the end of the Deadlock Notice Period, then such Member shall be precluded from making an Offer in respect of the specific Deadlock to which the Deadlock Review Period relates. The Offer Notice shall specify the cash purchase price, in Dollars, for each percentage point of Percentage Interest of the Non-Offering Member (the "**Deadlock Purchase Price**"), free and clear of any and all Encumbrances. Except for the removal of Encumbrances from the Membership Interests of the Non-Offering Member, the Offer shall not be subject to any terms or conditions. The Offer set forth in the Offer Notice shall be irrevocable by the Offering Member for a period of ninety (90) days after the date of the Offer Notice (the "**Offer Acceptance Period**"). Unless the Offering Member or an Affiliate of that Member has a long term credit of Baa2 or higher from Moody's or a long term credit rating of A or higher from Standard & Poor's, the Offer shall be accompanied by one or more binding written commitments from substantial and reputable financial institutions to provide the Offering Member with funds sufficient to purchase all of the Membership Interests of the Non-Offering Member, subject only to conditions that are customary in such commitments and that are reasonably likely to be satisfied.

(b) During the Offer Acceptance Period, the Non-Offering Member, by Notice to the Offering Member (the "**Acceptance Notice**") shall have the right (as applicable the "**Acceptance Option**") to (i) purchase all, but not less than all, of the Membership Interest of the Offering Member (the "**Acceptance Purchase Option**") for an amount equal to the Percentage Interest of the Offering Member multiplied by the Deadlock Purchase Price; (ii) sell all, but not less than all, of its Membership Interest to the Offering Member for an amount equal to the Percentage Interest of the Non-Offering Member multiplied by the Deadlock Purchase Price (the "**Acceptance Sale Option**"); or (iii) approve the Offer Program and Budget and specify (except if the Offer Program and Budget is a Construction Program and Budget) the extent to which, if at all, it will contribute funds in respect of such Offer Program and Budget, in which case the Offer automatically shall terminate; *provided* that, if a Non-Offering Member fails to make an Acceptance Option by delivering an Acceptance Notice to the Offering Member on or before the end of the Offer Acceptance Period, then such Non-Offering Member irrevocably shall be deemed to have elected the Acceptance Sale Option. If the Non-Offering Member elects to approve the Offer Program and Budget as provided in Section 16.1 (b)(iii), such election shall be deemed adoption by the Board by the required vote of the Offer Program and Budget.

(c) On or before a date that is forty-five (45) days after the end of the Offer Acceptance Period (the "**Purchase Closing Date**"), the Offering Member, in the event of an Acceptance Sale Option, or the Non-Offering Member, in the event of an Acceptance Purchase Option (as applicable, the "**Purchasing Member**") shall purchase the Membership Interests of the other Member (as applicable the "**Selling Member**"). On the Purchase Closing Date, the Selling Member shall Transfer to the Purchasing Member the entire Membership Interest of such Selling Member, free and clear of any and all Encumbrances, and the Purchasing Member shall pay the applicable purchase price to the Selling Member by wire transfer of immediately available funds into a bank account designated by the Selling Member not less than three (3) days prior to the Purchase Closing Date.

(d) If both Members serve an Offer Notice within the Deadlock Notice Period, the first such Offer Notice to be properly delivered shall prevail and the second such Offer Notice shall have no force or effect.

(e) If the Purchasing Member defaults in any of its material closing obligations, then the Selling Member will have the option, in its sole and absolute discretion, to (i) purchase the Purchasing Member's entire Membership Interest at a price for each percentage point of Percentage Interest of the purchasing Member that is fifty percent (50%) of the Deadlock Purchase Price that would have been payable on the original Purchase Closing Date, or (ii) enforce the proposed Construction Plan and Budget, if any, delivered by the Selling Member to the Purchasing Member and the Board. The options under this Section 16.1(e) are to be exercised by Notice from the Selling Member to the Purchasing Member not later than sixty (60) days after the original Purchase Closing Date. If the Selling Member exercises its purchase option provided in this Section 16.1(e), then the Selling Member will suffer damages as a consequence of such default; therefore, if a purchase is subject to this Section 16.1(e), any difference between the price paid for the Membership Interest of the Purchasing Member and the fair market value of such Membership Interest will be regarded for all purposes as liquidated damages and not as a penalty.

16.2 Dispute Resolution. Except as provided in Exhibit C:

(a) The parties irrevocably (i) submit to the exclusive jurisdiction of the federal district court sitting in Anchorage, Alaska in any action, suit or proceeding brought by or against such party in connection with, arising from or relating to this Agreement, and (ii) agree that such federal court is the proper venue for any such action, suit or proceeding. Each party hereby waives and further agrees not to assert as a defense in any such suit, action or proceeding any claim that such party is not personally subject to the jurisdiction of such court, that such venue of the suit, action or proceeding is brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such court. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT UNDER OR RELATED TO THIS AGREEMENT.

(b) In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the court in a final judgment or decree, shall pay to the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by the successful party or parties, including, without limitation, such costs, expenses and fees on any appeals.

ARTICLE XVII
CONFIDENTIALITY

17.1 General. The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Company and, except as provided in Section 17.2, shall not be disclosed to any third party or the public without the prior written consent of the Members, which consent shall not be unreasonably withheld, conditioned or delayed.

17.2 Exceptions. The consent required by Section 17.1 shall not apply to a disclosure:

(a) to an Affiliate, consultant or advisor that has a bona fide need to be informed;

(b) to a contractor or subcontractor for the Project that has a bona fide need to be informed;

(c) to any third party to whom the disclosing Member contemplates a Transfer of all or any part of its Membership Interest; or

(d) to a Governmental Agency or to the public which the disclosing Member believes in good faith is required by pertinent Law or the applicable rules of any stock exchange.

In any case to which this Section 17.2(b), (c), or (d) is applicable, the disclosing Member shall give Notice to the other Member and, to the extent practical under the circumstances, an opportunity to review the disclosure and provide comments in advance of its release. As to any disclosure pursuant to Section 17.2(b) or (c), only such confidential information as such third

party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Members are obligated under this Article XVII.

17.3 Duration of Confidentiality. The provisions of this Article XVII shall apply during the term of this Agreement and for two (2) years following termination of this Agreement pursuant to Section 12.1, and shall continue to apply to any Member who resigns, who is deemed to have resigned, who has forfeited its Membership Interest or who Transfers its Membership Interest, for two (2) years following the date of such occurrence.

17.4 Canadian Disclosure Rules. Where either Member or any Affiliate of either Member (as applicable, the "**Discloser**") is required by National Instrument 43-101 *Standards of Disclosure for Mineral Projects*, as amended from time to time ("**NI 43-101**") to file a Technical Report with respect to the Properties:

(a) the Discloser shall prepare and file or cause to be prepared and filed the Technical Report in accordance with NI 43-101 using a Qualified Person retained by or on behalf of the Discloser, and neither the non-disclosing Member nor its Affiliates shall have any obligation to the Discloser to prepare or provide the Technical Report or any part thereof, or to provide or make available a Qualified Person to the Discloser;

(b) the Discloser shall not designate the other Member or any associate, Affiliate or employee of or retained by the other Member, or any Qualified Person of the other Member, as the Qualified Person of the Discloser, without the prior written consent of the other Member;

(c) the Discloser shall be responsible for the cost of preparing or providing the Technical Report;

(d) the Discloser's designation of a Qualified Person shall be subject to the other Member's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; and

(e) the non-disclosing Member shall be entitled to access to all pertinent information related to that portion of the Technical Report pertaining to the Properties and shall be afforded a reasonable opportunity to review and require changes to that portion of the Technical Report prior to the filing of the Technical Report with applicable regulatory authorities.

ARTICLE XVIII
GENERAL PROVISIONS

18.1 Notices. All notices and other required communications (each a "**Notice**") to the Members, the Board or the Company shall be in writing, and shall be given (i) by personal delivery or (ii) facsimile transmission, or (iii) by registered or certified mail return receipt requested, to the following addresses:

If to Barrick

Barrick Gold U.S. Inc.
c/o Barrick Gold of North America, Inc.
136 East South Temple, Suite 1300
Salt Lake City, UTAH 84111
USA

Facsimile No. (801) 359-0875
Attention: Regional General Counsel

with a copy to:

Barrick Gold Corporation
BCE Place, TD Canada Trust Tower
161 Bay Street, Suite 3700
Toronto, Ontario M5J 2S1
Canada

Facsimile No. (416) 861-9717
Attention: General Counsel

If to NovaGold:

NovaGold Resources Inc.
Suite 2300, 200 Granville Street
P.O. Box 24
Vancouver, B.C. V6C 1S4 Canada

Attention: General Counsel
Facsimile: 604-638-0644

with a copy to:

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
595 Burrard Street
P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver, B.C. V7X 1L3 Canada

Attention: Peter C. Kalbfleisch
Facsimile: 604-631-3309

If to the Company:

At the Company's regular place of business

Attention: General Manager
Facsimile:

with a copy to each of the Members at the address specified above.

If to the Board: to all of the representatives of the Members on the Board, at the addresses specified above for the Members.

All Notices shall be effective and shall be deemed delivered (a) if by personal delivery or facsimile transmission on the date of delivery if delivered during normal business hours on a Business Day, and, if not delivered during normal business hours on a Business Day, on the next Business Day following delivery and (b) if solely by mail on the next Business Day after actual receipt. A Member or representative on the Board may change its address by Notice to the other Member.

18.2 Waiver. The failure of a Member or the Company to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Member's or the Company's right thereafter to enforce any provision or exercise any right.

18.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by all of the Members.

18.4 Force Majeure. Except for any obligation to make payments when due hereunder, the obligations of a Member shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, regulations, orders, proclamations, instructions or requests of any Governmental Authority; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; acts of war or terrorism or conditions arising out of or attributable to war or terrorism, whether declared or undeclared; riot, civil strife, insurrection, insurgency or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought, hurricane, tsunami or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give Notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension, the obligations of the Members to advance funds pursuant to Section 10.2 shall be reduced as necessary due to the Force Majeure event, but not below levels required to maintain current Operations.

18.5 Inspections. At all reasonable times the Members through their employees, consultants, advisors, and agents shall be entitled, at their sole risk and expense, and subject to the Company's reasonable safety regulations, to inspect the Properties, the other Assets and Operations, *provided* that any such inspection shall not unreasonably interfere with Operations.

18.6 Rights to Data. At all reasonable times the Members, at their expense, through their employees, consultants, advisors and agents shall be entitled to access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting, tax and financial records, and other information acquired in Operations or relating to the Properties, including historic information.

18.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the Laws of the State of Delaware, except for its rules pertaining to conflicts of laws.

18.8 Further Assurances. Each Member agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

18.9 Survival of Terms and Conditions. The following Sections shall survive the dissolution, liquidation and termination of the Company, any Transfer of a Membership Interest or other interest in the Company to the full extent necessary for their enforcement and the protection of the Member in whose favor they run: Sections 2.2, 2.4, 4.5, 4.8, 4.9, 5.1(d), 5.1(e), 6.4, 6.5, 6.6, 6.7, 10.3, 12.2, 12.3, 12.4, 12.5, 12.6 and 16.2, and Articles XVII and XVIII.

18.10 No Third Party Beneficiaries. Except as specifically provided in Sections 4.9 and 15.2(h), this Agreement is for the sole benefit of the Members, and no other Person, including any creditor of any Member, is intended to be a beneficiary of this Agreement or shall have any rights hereunder.

18.11 Entire Agreement; Successors and Assigns. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Members and the Company with respect to the Company and supersedes all prior agreements and understandings relating to the subject matter hereof, including the Mining Venture Agreement. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members and the Company. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

DONLIN CREEK LLC

By: ______________________

Its: General Manager

BARRICK GOLD U.S. INC.

By: ______________________

Its ______________________

NOVAGOLD RESOURCES ALASKA, INC.

By: ______________________

Its: ______________________

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

DONLIN CREEK LLC

By: ______________________

Its: ______________________

BARRICK GOLD U.S. INC.

By: ______________________

Its SYBIL E. VEENMAN

Secretary

NOVAGOLD RESOURCES ALASKA, INC.

By: ______________________

Its: ______________________

3764686_16.DOC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

DONLIN CREEK LLC

By: ______________________________

Its: ______________________________

BARRICK GOLD U.S. INC.

By: ______________________________

Its ______________________________

NOVAGOLD RESOURCES ALASKA, INC.

By: ______________________________

Its: SECRETARY & TREASURER

3764686_16.DOC

EXHIBIT A

TO

DONLIN CREEK LLC AGREEMENT

PROPERTIES AND AREA OF INTEREST

Part 1 – The Lease

The leasehold interest created by, and all lands and interests subject to, that certain Exploration and Lode Mining Lease, between Calista Corporation and Placer Dome U.S. Inc., dated effective May 1, 1995, recorded in the records of the Kuskokwin Recording District on February 13, 1996, as amended, including:

> Township 22 North, Range 48 West, Sections 5 and 6;
> Township 22 North, Range 49 West, Sections 1,2,3,10 and 11;
> Township 23 North, Range 48 West, Sections 5, 6, 7, 8; 16, 17, 18, 19, 20, 21, 28, 29, 30, 31, 32, and 33;
> Township 23 North, Range 49 West, Sections 1, 10, 11, 12, 13, 14, 15, 21, 22, 23, 24, 25, 26, 27, 28, 33, 34, 35, and 36.

Seward Meridian, Alaska, containing approximately 26,830 acres, more or less.

Part 2 – The Surface Use Agreement

The rights and obligations created by, and all lands and interests subject to, that certain Surface Use Agreement, between The Kuskokwim Corporation and Placer Dome U.S. Inc., effective June 5, 1995

Part 3 - Area of Interest

The Area of Interest is that area within the black line identified as the "AOI-10-2007" in the Legend to the map that constitutes the following two pages.

RM


Donlin Creek AOI
Legend
AOI_10_2007
Lease_Boundary
Donlin Alaska State Claims


AOI
Tums Claims
T15N
T14N
R45W
R44W
AOI
Tums Claims
N
Map Projection: Alaska Albers Equal Area Conic
AOI - Tums Claims
AREA OF DETAIL
Alaska Location Map
BARRICK
Area of Interest - Tums Claims
Seward Meridian
Alaska
SCALE:
1
Miles
FIGURE:

Barrick NE, 11/05/07, R01

EXHIBIT B

TO

DONLIN CREEK LLC AGREEMENT

ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the General Manager, the Company, and the Members under the Agreement are set forth in this Exhibit B. References in this Accounting Procedure to Sections and Articles are to Sections and Articles of this Accounting Procedure unless it is expressly stated that they are references to Sections and Articles of the Agreement.

ARTICLE 1 GENERAL PROVISIONS

1.1 Definitions

In this Accounting Procedure the definitions set forth in the Agreement shall apply, and in addition thereto the following terms shall have of following meanings:

(a) "**Abandonment**" means Operations that comprise the closing, decommissioning, dismantling and removal of foundations, structures and equipment and the remediation and restoration of the associated lands and sites.

(b) "**Associated Support Costs**" means the cost for such items as office space, secretarial support, personal computers and similar support costs which are required to support an individual in an office environment insofar as those costs pertain to the Project. These costs relate to an individual's regular home office location.

(c) "**Direct Charges**" means those incremental costs incurred by a Member with respect to services provided to the Company pursuant to an agreement between such Member and Company that has been approved in accordance with Section 7.5(a)(viii) of the Agreement, that the Company shall pay to a Member to the extent set forth in Article 2.

(d) "**Expatriate Costs**" or "**Relocation Costs**" means those costs incurred by a Member as a result of assignment and relocation to (and not from) the Project of an employee of that Member or its Affiliate, and that have been approved in an adopted Program and Budget and includes:

(i) applicable labor costs charged under Section 2.1 of this Accounting Procedure;

RIT

(ii) costs incurred as a result of that Member's internal policies relating to relocation of employees;

(iii) [overhead charged under Section 3.3(b) of this Accounting Procedure;] and

(iv) income tax equalization, where applicable, but only at actual amounts paid.

(e) "**GAAP**" means generally accepted accounting principles in the United States.

(f) "**Overhead**" has the meaning set forth in Section 3.1.

(g) "**Seconded Employees**" has the meaning set for in Section 2.1(a).

1.2 <u>General</u>

(a) The parties acknowledge that: (a) all accounting procedures for the Company shall be made in accordance with GAAP, and (b) all provisions and procedures set out in this Accounting Procedure shall be applied in a manner to be consistent with GAAP.

(b) The General Manager shall cause the Company to maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Company.

(c) Costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Board and shall be based on amounts sufficient to establish a fund, which through successive contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Members as provided in Section 10.2 of the Agreement.

1.3 <u>Business Account Statements</u>

(a) The General Manager shall prepare statements and bill the Members as provided in <u>Article X</u> of the Agreement. Payment of any such billings by any Member, shall not prejudice such Member's right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the Calendar Year during which such billings were received by the Member. All written exceptions to and claims upon the Company for incorrect charges, billings or statements shall be made upon the Company within such twenty-four (24) month period.

(b) The General Manager shall report all expenditures in US Dollars. Transactions in other currencies will be recorded in terms of US Dollar equivalents and will be reported in the same. In converting or translating currencies, in accounting for advances in different currencies, and in any other currency transactions arising out of or relating to

Project operations, it is the intent of the Members that no Member shall experience an exchange gain or loss at the expense of or to the benefit of the other Partner.

(c) If, within the period referred to in Section 1.3(a), a Member or the Company establishes that an error in the Business Account existing in the period questioned or protested also existed previous to the period, the Company shall adjust the Business Account retroactively to the inception of the error or to such point in time as agreed upon provided that in no event shall such adjustment exceed the time period required to maintain financial records pursuant to the Code. The adjustments and supporting data shall be subject to the Member's right to audit.

(d) The provisions of this Section 3 shall not prevent adjustments resulting from third person contract cost reallocations and adjustments due to audits conducted by Governmental Authorities, which extend beyond such period.

1.4 Records

The General Manager shall cause the Company to maintain a Business Account which shall contain detailed and comprehensive cost accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Members. The General Manager shall develop detailed procedures and reporting formats, as approved by the Board to support this Accounting Procedure.

1.5 Approvals

Except where otherwise indicated, where approval by the Board is required in this Accounting Procedure, it shall mean Majority Approval, which approval shall then be binding on all Members and the General Manager.

ARTICLE 2
DIRECT CHARGES

A Member may invoice the Company for Direct Charges and the Company shall pay the Members for the following:

2.1 Labor

(a) Salaries and wages of any employees of the Members or Affiliates of the Members seconded to the Company, regardless of physical location, while performing tasks assigned by the Company, whether engaged full time or part time for the Project in accordance with an agreement between the relevant Member or its Affiliate and the Company that has been approved in accordance with Section 7.5(a)(vi) of the Agreement (**"Seconded Employees"**).

(b) Costs of holiday, vacation, sickness and disability benefits and other customary allowances paid to Seconded Employees. Costs pursuant to this subsection may be charged by a percentage assessment on the amount of salaries and wages charged to the Business Account pursuant to this Accounting Procedure. The rate shall be based on the Members' cost experience from the preceding year's actual cost experience or the current year's cost.

(c) Cost of housing allowances, location allowances and other customary allowances paid to or paid on behalf of Seconded Employees based on actual cost pursuant to the provisions of this Accounting Procedure.

(d) Salaries and wages of Seconded Employees may include a variable portion of employee remuneration where applicable. The variable pay program may include provisions for "performance pay" dependent on personal, team, departmental or corporate performance. Charges to the Business Account may be made annually or monthly on an as-paid, actual basis, or by a percentage assessment basis on the salaries and wages charged to the Business Account. If a percentage assessment is used, the percentage shall be based on a Member's or its Affiliates' prior year's cost experience and the method used by the Member or its Affiliates shall be reasonable and clearly documented.

(e) Costs of providing earned or compensatory time off to Seconded Employees under the provisions of this Accounting Procedure, in accordance with the normal practices of the applicable Member or its Affiliates.

(f) Salaries, wages and benefits of Seconded Employees may be charged on a per diem rate based on the actual cost of salaries, wages, customary allowances employee benefits as provided for pursuant to the provisions of this Accounting Procedure.

(g) Associated Support Costs for employees of the Members or Affiliates of the Members on temporary assignment or temporary secondment to the Company and engaged in Project operations including transit time to or from or within the Properties or any other location at which Operations are conducted. Costs charged to the Business Account under this Section 2.1(g) shall be charged on a percentage assessment basis or a per diem basis as approved from time to time by Special Approval.

2.2 Employee Benefits

Costs chargeable under this Section 2.2 shall be for the following employee benefits for Seconded Employees:

(a) Payments made by the Members or their Affiliates pursuant to assessments imposed by government authority such as unemployment insurance, Workers' Compensation, Canada Pension, or other payments of like nature that are applicable to the Members' or their Affiliates' salaries and wages charged to the Business Account.

(b) Established benefit plans which are made available to all employees on a regular basis. Such benefit plans may include employees' group life insurance, hospitalization, medical, dental, company pension, retirement (excluding early retirement and severance

incentives), stock purchase, savings, bonus, and other benefit plans of a like nature. The cost of such plans may be borne entirely by the Members or their Affiliates or jointly by the Members or their Affiliates and the employees; however, only the Members' or their Affiliates' share of these costs is chargeable to the Business Account. Unless otherwise approved by Special Approval, the Members shall charge the actual cost of such plans to a maximum of sixty (60%) percent of salaries and wages charged pursuant to Section 2.1 of this Accounting Procedure. For purposes of this limit stock based compensation shall be annualized based on the term of the related stock option.

Costs pursuant to this Section shall be charged on a percentage assessment applied to the amount of salaries and wages charged to the Business Account. The percentage assessment shall be based on the Members' or their Affiliates' actual cost experience, from either the preceding year's actual cost experience or the current year's cost. Such rates shall exclude the Members' or their Affiliates' cost of administering such plans. In determining actual cost experience, any dividends or refunds received which are applicable to insurance or annuity policies shall be used to reduce the cost of such policies.

2.3 Travel and Moving

(a) All costs of personnel transfers and personal expenses in connection with Seconded Employees. Such costs shall include transportation of the Seconded Employee, spouse and dependents, and their personal and household effects, and all other relocation costs in accordance with each Member's or each Affiliate's normal reimbursement policy.

(b) Any temporary relocation cost or cost of business travel and personal expenses for Seconded Employees shall be in accordance with the normal reimbursement policy of the applicable Member or Affiliate.

2.4 Services

(a) Costs of using a Member's or its Affiliates' owned or leased facilities and equipment shall be charged on a usage basis at rates not exceeding commercial or competitive rates available in the immediate area for available like facilities and equipment, commensurate with the costs of ownership and operation thereof, including depreciation and interest on the depreciated investment or a fair monthly rental in lieu thereof. The annual rate on investment shall not exceed the Prime Rate plus one (1%) percent, determined at the beginning of each Calendar Year. If commercial or competitive rates are not available due to remoteness of location or unique specialized equipment, the rates shall be negotiated or established and approved in accordance with Section 7.5(a)(vi) of the Agreement.

(b) Costs of processing and interpreting technical data from Operations for the benefit of the Membership.

2.5 Expatriate or Relocation Costs

Expatriate Costs or Relocation Costs relating to a Seconded Employee shall be chargeable to the Business Account at that Member's or its Affiliate's actual cost. Such costs

shall be based on an all inclusive rate comprised of salary, benefits, and any other direct costs for that Member or its applicable Affiliate.

2.6 Recruitment, Training and Safety

Costs of the Members' or their Affiliates' specific technical, operational, safety and environmental training required for the primary benefit of carrying out the Operations, shall be charged to the Business Account. Such training costs shall include but shall not be limited to the following:

(a) Cost of training Seconded Employees, either through courses or on the job, except for training of replacement employees where such replacements are for the primary benefit of a Member or its Affiliate.

(b) Cost of safety articles such as, but not limited to, safety clothing, safety boots, safety glasses, safety kits, safety awards and safety dinners, as required by the relevant Laws or Government Authorities, or industry association recommendations or the Member's or its Affiliate's corporate policy for the Seconded Employees.

2.7 Abandonment and Reclamation

All costs resulting from payments made for termination, severance or other similar settlements as a consequence of Abandonment operations or the Project shutdown to Seconded Employees who cannot reasonably be relocated within the Members' or their Affiliates' other operations. The settlement costs incurred in respect of each such employee shall be charged to the Company in the proportion that such employee's services in the Project operations bears to the total service of that employee with a Partner, the Member's Affiliates or the Member's predecessor.

2.8 Other Expenditures

(a) Any other expenditures not covered by or dealt with in the foregoing provisions of this Article 2, and which are of direct benefit to the Project and are incurred by a Member in the necessary and proper conduct of the Operations pursuant to an agreement between such Member and the Company that has been approved in accordance with Section 7.5(a)(vi) of the Agreement.

(b) Except where expressly provided for herein, no charge shall be made for any interest or financing charges incurred by a Partner.

ARTICLE 3
OVERHEAD CHARGES

3.1 Interpretation

In this Article 3, "**Overhead**" means all costs of a Member that are related to the services provided to the Company other than Direct Charges.

3.2 Overhead

(a) Principles: The Members agree the following principles shall govern the determination of Overhead rates:

(i) Members shall not profit or take a loss from services provided to the Membership;

(ii) Overhead shall never include Direct Charges, as the Company shall not be billed twice for the same service;

(iii) Standard costs may be used in calculations of Overhead, provided that such standard costs are a reasonable estimate of actual costs for the relevant item or service;

(iv) Overheads cannot be clearly identified or measured otherwise they would be charged directly; and

(v) Overhead rates shall be compared against similar organizations in similar projects. For example, whenever possible, mining shall be compared against mining as the capital expenditure profiles, manpower structure and training systems will be different from other industries.

(b) Costs to be Included in Overhead Rates: Overhead is intended to cover the costs, other than Direct Charges of a Member's employees who are not located at the Company's offices or at the Properties and who are providing supervisory, consultative and control functions as well as general research, technical knowledge and general experience for the benefit of Operations, unless approval has been obtained to direct charge such employees salaries and wages pursuant to Section 2.1 of this Accounting Procedure. Overhead may include:

(i) Information Services – Corporate systems/processes/functional leadership;

(ii) Controllers – Corporate systems/ processes/ functional leadership;

(iii) Internal Audit – Internal control services audits;

(iv) External Audit, Commodity & Property Tax – Company tax recoveries;

(v) Risk Management – Company insurance placement;

(vi) Communications – Company external communications;

(vii) Office Facilities – Office space for indirect personnel;

(viii) Supply Chain – Corporate systems/processes/functional leadership;

(ix) Environment, Health & Safety – Corporate systems/processes/functional leadership;

(x) Human Resources – Corporate systems/processes/functional leadership;

(xi) Legal – Corporate systems/processes/functional leadership; and

(xii) Marketing – Corporate systems/processes/functional leadership.

The cost and expenses of services from outside sources in connection with matters of taxation, legal and any other matters before or involving Governmental Authorities shall be considered as covered by the Overhead rates provided for in this Article 3 unless such costs and expenses are approved in accordance with Section 7.5(a)(vi) of the Agreement as a Direct Charge to the Membership.

Neither Member will charge as a Direct Charge any amount in respect of services provided by its officers, unless any such officer is providing services to the Company on a substantially full-time basis pursuant to an agreement approved in accordance with Section 7.5(a)(vi) of the Agreement. Notwithstanding, during the Initial Period the foregoing officers of the Members may provide essential set-up services to the Membership, as a Direct Cost related to accounting, legal, IT, safety, environmental, taxation and exploration.

3.3 Overhead Rates –Partner

(a) For each Member's Canadian employee chargeable to the Operations in accordance with Section 2.1 of this Accounting Procedure, that Member may charge an amount in respect of Overhead on each of those salaries and benefits to cover the Member's personnel costs such as payroll, human resources, Partner-specific training, etc. at the rate of ten percent (10%) of such salaries and benefits.

(b) For each Member's Affiliate Expatriate chargeable to the Operations in accordance with Sections 2.1 and 2.5 of this Accounting Procedure, that Member may charge an amount in respect of Overhead on each of those salaries and benefits to cover the Member's personnel costs such as payroll, human resources, Partner-specific training, etc. at the rate of ten percent (10%) of such salaries and benefits.

(c) The specific Overhead rates provided for in this Section 3.3 shall apply until the commercial production from the Properties is reached after which the rates outlined in Section 3.3 shall no longer apply. Six months prior to the commencement of such commercial production the Members shall negotiate, in good faith and acting reasonably and, where applicable, based on the principles in Section 3.2(a), the rates that shall apply for Operations occurring after commercial production. Thereafter the Overhead rates provided in this Section 3.3 shall be reviewed every year in association with the Annual Budget and any changes to the Overhead rates shall be subject to Special Approval. As Overhead rates are adjusted the new rates shall be attached to this Accounting Procedure.

EXHIBIT C

TO

DONLIN CREEK LLC AGREEMENT

TAX MATTERS

1.
EFFECT OF THIS EXHIBIT

This Exhibit shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

2.
TAX MATTERS PARTNER

a. Designation of Tax Matters Partner. The Member with the greatest Percentage Interest on the first day of any taxable year, shall be designated the tax matters partner (the "TMP") as defined in Section 6231(a)(7) of the Code for such taxable year and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Board; provided, however, when the two Members have equal Percentage Interests on the first day of any taxable year, Barrick shall be the TMP for such taxable year. The TMP and the other Member shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6233 of the Code (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

b. Notice. Each Member shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as the TMP may reasonably request to permit the TMP to file tax returns on behalf of the Company and to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Section 6223 of the Code. The TMP shall keep each Member informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

c. Inconsistent Treatment of Tax Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Member shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

RTM

d. Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Member and obtaining approval of the Board of such intended action.

e. Requests for Administrative Adjustments. Neither Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any taxable year of the Company without first notifying the other Member. If the other Member agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company. If the TMP does not notify the proposing Member within thirty (30) days after notice from the proposing Member that the TMP shall file such request for administrative adjustment on behalf of the Company, or within the period required to timely file the request for administrative adjustment, if shorter, either Member, including the TMP, may file that request for administrative adjustment on its own behalf.

f. Judicial Proceedings. Either Member intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the Company, shall notify the other Member of such intention and the nature of the contemplated proceeding. If the TMP is the Member intending to file such petition, such notice shall be given within a reasonable time to allow the other Member to participate in the choosing of the forum in which such petition will be filed. If both Members do not agree on the appropriate forum, then the appropriate forum shall be decided in accordance with **Section 7.2** of the Agreement. If a deadlock results, the Board shall choose the forum. If either Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Paragraph, such Member shall notify the other Member of such intended action.

g. Settlements. The TMP shall not bind the other Member to a settlement agreement without first obtaining the written consent of any such Member. Either Member who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Member of such settlement agreement and its terms within ninety (90) days from the date of settlement.

h. Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others on behalf of the Company without the prior consent of the Board. Either Member may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Board as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Company and funded by capital contributions by the Members as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

i. Survival. The provisions of the foregoing paragraphs, including but not limited to the obligation to fund fees and expenses contained in Paragraph 2.8, shall survive the termination of the Company or the termination of either Member's interest in the Company and shall remain

binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Justice any and all matters regarding the federal income taxation of the Company for the applicable taxable year(s).

3.
TAX ELECTIONS AND ALLOCATIONS

a. Company Election. It is understood and agreed that the Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by both Members, no Member shall take any action to change the status of the Company as a partnership under Treas. Reg. § 1.7701-3 or similar provision of state law. It is understood and agreed that the Members intend to create a partnership for federal and state income tax purposes only. After approval by the Board pursuant to Section 4.4 of the Agreement, the TMP shall cause to be filed with the appropriate office of the Internal Revenue Service a partnership income tax return for the Company. The Members recognize that the Agreement may be subject to state income tax statutes. After approval by the Board pursuant to Section 4.4 of the Agreement, the TMP shall cause to be filed with the appropriate offices of the state agencies any required partnership state income tax returns. Each Member agrees to furnish to the TMP any information it may have relating to itself and its Affiliates, the Company or the Operations as shall be required for proper preparation of such returns. The TMP shall use its best efforts to furnish to the other Member for its review and comment a copy of each proposed income tax return (and access to supporting data and records) at least fifteen (15) business days prior to the date the return is filed to the extent reasonably feasible. Without limiting the generality of the foregoing sentence, the TMP shall use its best efforts to provide to the other Member the proposed final IRS Form 1065 (including all schedules and access to supporting data and records) for any taxable year on or before the June 15 immediately following the end of such taxable year. The TMP shall promptly (and, in any event, within 30 days) provide to the other Member all information in its possession or control (which may be reasonable estimates) reasonably requested by such other Member for purposes of calculating estimated tax payments and preparing tax return extensions.

b. Tax Elections. The Company shall make the following elections for purposes of all partnership income tax returns:

i. To use the accrual method of accounting;

ii. To use as its taxable year the year required by the provisions at Section 706(b)(1) of the Code and the Treasury Regulations thereunder which the Members agree shall initially be the year ending November 30. In this connection, Barrick represents that its taxable year is the year ending December 31 and NovaGold represents that its taxable year is the year ending November 30;

iii. Unless the Members unanimously agree otherwise, to deduct currently all development expenses to the extent possible under Section 616 of the Code;

iv. Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated

tax depreciation method and the shortest life permissible or, at the election of the TMP, using the units of production method of depreciation;

v. To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law;

vi. To adjust the basis of property of the Company under Section 754 of the Code; and

vii. To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code.

Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Board.

Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member's election to capitalize all or any portion of such expenses shall not affect the Member's Capital Account.

c. Allocations to Members. Allocations for Capital Account purposes shall be in accordance with the following:

i. Except as otherwise provided in this Paragraph 3.c, all items of income and gain shall be allocated to the Members in accordance with their Percentage Interests.

ii. Except as provided in Subparagraph 3.c.iii, below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Members' Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Members' Percentage Interests.

iii. Gains and losses on the sale of all or substantially all the Assets of the Company shall be allocated so that, to the extent possible, the Members' resulting Capital Account balances are in the same ratio as their relative Percentage Interests ("Balance Capital Accounts") after taking into account such sale. In making the allocations under this Subparagraph 3.c.iii, to the extent necessary to Balance Capital Accounts, gain and loss shall be calculated on an asset-by-asset basis, and any property contributed by a Member shall be treated as a separate asset from the property contributed by or created with funds contributed by the other Member. If the Company does not have sufficient items of gain and loss to Balance Capital Accounts, the liquidator may take other actions, as it determines are reasonably appropriate, to Balance Capital Accounts, including reallocating items among the Members.

iv. The Members acknowledge that expenses and deductions allocable under the preceding provisions of this Paragraph 3.3 may be required to be capitalized into production under Section 263A of the Code. With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner

consistently applied by the TMP, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this Paragraph 3.3.

v. Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

vi. If the Members' Percentage Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed by both Members. If the Members cannot agree on a method, the method shall be determined by the TMP in consultation with the Company's tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

vii. "Nonrecourse deductions," as defined by Treas. Reg. § 1.704-2(b)(1) shall be allocated between the Members in proportion to their Percentage Interests.

d. Regulatory Allocations. Notwithstanding the provisions of Paragraph 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members' Capital Accounts.

i. If either Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), § 1.704-1(b)(2)(ii)(d)(5) or § 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as quickly as possible. For the purposes of this Subparagraph 3.4(a), each Member's Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5).

ii. If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member's share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg. § 1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner's share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg. § 1.704-2(i)(4). Pursuant to Treas. Reg. § 1.704-2(i)(1), deductions attributable to "partner nonrecourse liability" shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

iii. If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in Subparagraph 3.4(a)), such deductions shall instead be allocated to the other Member.

iv. Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Treas. Reg. § 1.704-2(i) shall be allocated to the Members' Capital Accounts in accordance with said Treas. Reg. § 1.704-2(i).

v. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) or § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

e. Curative Allocations. The allocations set forth in Paragraph 3.4 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the TMP shall, in a manner approved by the Board, make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Paragraph 3.3 without regard to Paragraph 3.4.

f. Tax Allocations. Except as otherwise provided in this Paragraph 3.6, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.

i. Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

ii. To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction (including depreciation, depletion and amortization) with respect to property

contributed to the Company by a Member and with respect to property revalued in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) (collectively referred to as "Adjusted Properties") shall be allocated between the Members so as to take account of the variation between the adjusted tax basis of the Adjusted Property to the Company and its fair market value at the time of contribution or revaluation in accordance with the provisions of Sections 704(b) and 704(c) of the Code and Treas. Reg. § 1.704-3(b)(1). Any income, gain, loss or deduction attributable to an Adjusted Property (exclusive of such items allocated to eliminate the difference between the adjusted tax basis and the fair market value in accordance with the preceding sentence) shall be allocated in the same manner as such gain or loss would be allocated under Paragraph 3.3. To the extent that allocations of tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, this Paragraph 3.6(b) shall be made in accordance with the method available under Treas. Reg. § 1.704-3 which most closely approximates the allocations set forth in Paragraphs 3.3, 3.4 and 3.5, as determined by the Board.

iii. Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property's basis that is attributable to precontribution expenditures by NovaGold that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to precontribution expenditures by NovaGold shall be calculated under such Code Sections as if NovaGold continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to NovaGold.

iv. The Members understand the allocations of tax items set forth in this Paragraph 3.6, and agree to report consistently with such allocations for federal and state tax purposes.

4.
CAPITAL ACCOUNTS; LIQUIDATION

a. Capital Accounts.

i. By the end of February 2008 or, if later, within 15 business days of the completion of the audit by the auditors of the Company, the Members shall agree on the Capital Account balance of NovaGold and Barrick as of December 1, 2007.

ii. The Capital Account of a Member shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Member under Paragraphs 3.3, 3.4 and 3.5 of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Member by the Company, (v) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property and that the Member is considered to assume or take subject to under Code Section 752), (vi) allocations to the Member under Paragraphs 3.3, 3.4 and 3.5 of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a

Capital Account, and (vii) allocations of Company loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable.

iii. In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g).

iv. In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(1).

v. In the event property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Paragraph 4.2(a) below.

vi. For purposes of maintaining the Capital Accounts, the Company's deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Subparagraph 3.6(c) multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e)).

vii. The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treas. Reg. § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulation, the Board may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Member upon liquidation of the Company pursuant to Paragraph 4.2.

viii. If the Members so agree, upon the occurrence of an event described in Treas. Reg. § 1.704-1(b)(2)(iv)(f)(5), the Capital Accounts shall be restated in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or

deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Subparagraph 4.2(a). For purposes of Paragraph 3.3, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member's Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 4.1(h), the Members' shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 4.1(h) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to Subparagraph 3.6(b).

b. Liquidation. In the event the Company is dissolved pursuant to Section 12.3 of the Agreement then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to Sections 5.2, 6.4, or 6.5 of the Agreement):

i. The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of Article III of this Exhibit C if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of both Members provided, however, that in the event that the Members fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Members.

ii. After making the foregoing adjustments and/or contributions, and after taking into account all allocations under Article III, including Subparagraph 3.c.iii and giving effect to all sales or distributions of production through the date of the final distribution, all remaining Assets shall be distributed to the Members in accordance with the balances in their Capital Accounts. Unless otherwise expressly agreed by both Members, with respect to any asset distributed in kind, each Member shall receive an undivided interest in such Asset in equal to the Member's Percentage Interest at the time of distribution. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subparagraph 4.2(a) above.

iii. All distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg. §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

c. Deemed Terminations. Notwithstanding the provisions of Paragraph 4.2, if the "liquidation" of the Company results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) Subparagraphs 4.2(a) and (b) shall not apply, (ii) the Company shall be deemed to have contributed its assets to a new partnership in exchange for an interest therein, and immediately thereafter, distributing interests therein to the purchasing party and the non-transferring Members in proportion to their interests in the Company in liquidation thereof, (iii) the new partnership shall continue pursuant to the terms of the Agreement and this Exhibit.

5.
SALE OR ASSIGNMENT

The Members agree that if either one of them makes a sale or assignment of its Membership Interest, and such sale or assignment causes a termination under Section 708(b)(1)(B) of the Code, the terminating Member shall indemnify the non-terminating Member and save it harmless on an after-tax basis for any increase in taxes to the non-terminating Member caused by the termination of the Company.

6.
DISPUTE RESOLUTION

If the Members are unable to reach agreement on any tax related matter subject to approval or agreement of the Members, before application of section 16.2 of the Agreement, any such disputed tax matter shall be promptly referred to an independent, unrelated accounting or law firm of national reputation in the United States approved by the Board (the "Unrelated Firm"). The Unrelated Firm shall be directed to render a written report on the unresolved disputed tax matter as promptly as practicable and to resolve only those tax matters in dispute and the resolution of the dispute by the Unrelated Firm shall be final and binding on the parties; provided that if such dispute is not resolved within 180 days of the referral, section 16.2 of the Agreement shall control. The fees and expenses of the Unrelated Firm shall be borne by the Company.

3772913_8.DOC

EXHIBIT D

TO

DONLIN CREEK LLC AGREEMENT

<u>NET PROCEEDS CALCULATION</u>

1. **Determination of Net Proceeds**. "**Net Proceeds**" means the amount calculated by deducting from the gross revenues realized (or deemed to be realized) from the sale (or deemed sale) of Products, such costs and expenses (both of an operating and capital nature) attributable to Exploration, Development, Mining, and the marketing of Products as would be deductible under generally accepted accounting principles and practices consistently applied as employed by the Company, including without limitation:

(a) All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the mining, milling and processing facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use.

(b) Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining on the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, royalties, license fees and governmental levies of a similar nature.

(c) Allowance for overhead in accordance with <u>Section 3</u> of the Accounting Procedure.

(d) All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry.

(e) All amounts payable to the remaining Member during Mining pursuant to any applicable operating or similar agreement in force with respect thereto.

(f) The actual cost of investment prior to beginning of Mining which shall include all expenditures for Exploration and Development of the Properties incurred by the non-resigning Member subsequent to the resigning Member acquiring a Net Proceeds interest.

(g) Interest on monies borrowed or advanced for costs and expenses, at an annual rate equal to two percentage points (2%) above the Prime Rate, but in no event in excess of the maximum permitted by Law.

(h) An allowance for reasonable working capital and inventory.

RTM

(i) Costs of funding Environmental Compliance as provided in the Accounting Procedure, to the extent not otherwise deducted.

(j) Actual costs of Operations.

(k) Rental, royalty, production, and purchase payments.

It is intended that the remaining Member shall recoup from net cash flow all of its contributions for Exploration, Development, Mining, and marketing Products before any Net Proceeds are distributed to any Person holding the right to receive a payment of Net Proceeds pursuant to Section 6.5 of the Agreement. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods. If Products are processed by the remaining Member, or are sold to an Affiliate of the remaining Member, then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to arm's length purchasers FOB the Properties, and Net Proceeds relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

2. **Payment of Net Proceeds**. Payments of Net Proceeds shall commence in the Calendar Year next following the Calendar Year in which Net Proceeds are first realized, and shall be made 45 days following the end of each calendar quarter during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each calendar year.

3. **Definitions**. All capitalized words and terms used herein have the same meaning as in the Agreement to which this Exhibit D is attached.

EXHIBIT E

TO

DONLIN CREEK LLC AGREEMENT

INITIAL PROGRAM AND BUDGET

RTN

Donlin Creek LLC

Donlin Creek Optimization Study

Proposed Study Budget

Dec 2007 to May 2008

RTM

Table of Contents

Contents

1.0 Executive Summary

A proposed program and budget has been compiled to permit the undertaking of an optimization study phase for the Donlin Creek project design, ahead of project definition and permit applications.

The following table summarizes the proposed budget.

Activities	Estimate
Community Relations	220
Camp	777
Drilling	1,713
Geochemistry	193
Engineering	6,469
Environmental	2,286
Land & Property	200
Personnel	3,915
Project Support	3,756
Sub Total	19,498
Contingency	2,925
Grand Total	22,453

2.0 Background & Purpose

The purpose of this document is to outline anticipated study costs that would reasonably be expected to occur during the period December 2007 through to May 2008 inclusive.

In summary the scope of the proposed optimization budget includes;

- Resource model update, to incorporate all 2007 drilling results
- Mine and throughput optimization up-date, and mine design up-date.
- A nominal 1,200m of geotechnical drilling.
- A nominal 10,000m of drilling to investigate high potential resource expansion targets or in-pit targets.
- A FS design review targeting potential means to reduce capital.
- Process optimization and process plant design re-fresh to feasibility level
- Specific studies to evaluate the potential upside opportunities.
- Update design parameters/criteria to quickly proceed with an up-date of the Feasibility Study if this is deemed necessary
- Continuance of baseline environmental surveys

The key assumptions of the proposed budget described include;

- A project schedule from 1 December 2007 is envisaged to ensure required long term project milestones are met timely, and with the short-term goal of having sufficient final optimized project scope definition at the end of May 2008, to allow pre-permitting activities to commence.
- Cost estimates are largely based on historical costs and experience gained over the feasibility study period. Improvements in budget cost estimation could be made by clarifying scopes and work packages.
- Approval to commit funds for the undertaking of this budget is obtained approximately mid-November 2007. Delays incurred in providing this budget approval will likely result in schedule completion dates being required to be adjusted accordingly.
- Any and all land acquisitions are excluded from this budget estimate.
- Costs that would be incurred to establish new organization (company) structures to manage the future Donlin Creek project are excluded from this budget. This budget assumes that existing business infrastructure and systems can and will be utilized,

with an allowance for those administrative costs included as part of the budget.

- Allowance for several new positions has been made in the Anchorage office budget. These positions could continue as contract positions through the interim period of the new company. No allowances have been budgeted for the creation of new technical services positions, beyond that already established by the feasibility project. However opportunity exists to fill some budgeted positions and roles with new personnel, with the assumption that such personnel changes will not impact on the proposed schedule.

3.0 Community Relations ($220,000)

Includes 119,500 of general activities in community outreach primarily focused on communities closest to the project site and throughout the Y K region, also includes charitable donations, and newsletter publication. 60,000 is included for legal costs associated with community relations. 40,000 is included to purchase a river boat for support of community relations activities during permitting.

4.0 Donlin Camp ($777,000)

The objective of this program is:

1) To provide camp support for ongoing geological and engineering studies, drilling, and environmental work at site.
2) To maintain a core local staff group and provide a continued presence on site through the permitting process

The budget estimate cost for the operation of the Donlin site camp, to undertake the activities prescribed by the scope of work within this budget is $777,000. The following sections outline the background of this expenditure.

Telephone/Fax/Cable - $96,000

This covers the cost of communications for the camp on a year round basis.

Camp Environmental - $28,000

Allowance of $5000/month to support camp environmental requirements (spill response, water sampling, etc.)

Supplies Operating - $653,000

This covers the costs of food and general supplies for Donlin camp and is estimated based on the camp population.

5.0 Geology Field Operations ($1,713,000)

5.1 Drilling

The main objectives of the budget for the Alaskan field operations for the optimization budget period are to undertake a nominal 10,000 m of drilling.

The aim is to undertake these activities as early as practically possible in 2008, to allow for as much of the resulting information to be used in the project optimization design as possible.

This section provides a summary of proposed expenditures for the period December 2007 through May, 2008. This proposal covers trailing 2007 program costs and all costs associated 10,000 m of pit optimization and near pit exploration core drilling.

Drilling - $1,337,000

10,000 meters of core drilling at an estimated direct cost of $130/meter will address pit optimization and near pit exploration targets.

Drilling Supplies - $376,000

Mud, Boxes, Etc - $284,000
Supplies include core boxes, drilling additives, and other supplies at an estimated $11/ meter plus additional costs for purchase of insulated water line and geotechnical hole completion materials (@$20/m).

Rentals - $32,000
Included are down-hole survey cameras, core orientation tools, packer sets, and other drilling related equipment.

Operating Supplies - $60,000
The total includes office, field, and prep lab supplies at $60,000,.

6.0 Geochemistry ($193,000)

Assays - $193,000

Estimated assay costs include trailing 2007 assay costs and drill core assays including gold and S at $20 per nominal 2 meter sample, selected multi-element ICP analyses at $13 per sample, and an estimated $17,200 for ABA or other analyses as needed.

7.0 Baseline Environmental ($2,286,000)

The objective of this program is as follows;

1) Finalize the baseline environmental studies required to commence permitting

2) Sustain ongoing collection of monitoring data that will likely be required as part of ongoing environmental monitoring through construction and operations, principally water, air, and fish tissue sampling.

3) Includes joint-venture related legal costs, primarily geared towards NEPA and permitting issues; consulting and lobbying efforts at both the State and federal levels;

The total cost of the proposed environmental budget for the period is $2,286,000. The build-up of this cost is described in the following sections.

Water Hydrology - $100,000

Complete December 2007 and March 2008 baseline water quality sampling work.

Permitting – Wildlife Survey $ 164,000

Complete 2007 report on fish tissue analysis and fish surveys of project site and infrastructure.

Complete Fall/Winter 2007 moose survey of project area and BTC alignment. Complete a spring wildlife tracking study around the project site.

Complete 2007 avian survey or project area and BTC alignment.

Permitting – Wetlands Survey $ 880,000

This is an informal estimate of the work required by 3 Parameters Plus and RDI to complete production of the Donlin Creek Preliminary Jurisdictional Determination for wetlands disturbance mapping. The estimate is based on a monthly allowance for approximately 6 FTE equivalents to complete mapping and drafting

Permitting – Government $ 261,000

The long term objectives of this program are:

1) To prepare the required permit applications to start permitting in December 2008.

2) To fund the State of Alaska reimbursable services agreements through permitting.

3) To fund the third party EIS contractor through permitting.

4) To provide specialized consultants for technical support to the company through permitting.

Legal costs, 145,500
Primarily geared towards NEPA and permitting issues; consulting and lobbying efforts at both the State and federal levels; for a total of 145,500

Included in the cost of the proposed permitting budget for the period is $115,000. The build-up of this cost is described in the following sections.

Alaska Department of Natural Resources Reimbursable Services Agreement (RSA) - $52,500
This provides funding for State personnel associated with the Large Mine Permitting Team who are working on Donlin Creek. The amount is estimated based on previous and anticipated levels of activity. Work during this phase will most likely be focused on community education activities.

Alaska Department of Environmental Conservation RSA - $22,500
This provides funding for State personnel who are reviewing the Donlin Creek air quality data and who will be conducting the air permitting process. The amount is estimated based on previous and anticipated levels of activity.

Spill Planning - $30,000
Complete the development of the spill planning scenarios based on the feasibility study. This work will be completed in 2007.

Environmental Evaluation Document - $10,000
Complete a draft of the "Affected Environment" section of the EED and summarize existing baseline data. This work will be completed in 2007.

Permitting – Socio-Economic Survey $ 255,000
Support two consultants for three months to complete a TK survey of Kuskokwim villages. Includes $75,000 for expenses.

Complete reporting on 2007 socio-economic and health studies.

Complete 2007 river use survey report and related studies.

Atmospheric and Climate Monitoring - $545,000
A monthly allowance of $15,000 to collect and report data from three meteorological monitoring stations and complete any remaining ambient air data work. An estimate of $450,000 to collect one year's worth of SODAR data which will be required for air modeling at Donlin Creek.

Rock Geochemistry - $ 52,000
Allowance to continue biweekly sampling of humidity cells, occasional sampling of on

site ARD buckets, and ABA analysis of approximately 10% of all new drill cores.

Complete 2007 baseline mercury sampling study.

Archaeology -$30,000
Complete reporting on 2007 BTC road evaluation.

8.0 Engineering ($6,469,000)

8.1 Power Studies ($1,950,000)

The objective of this program is:

1) To complete more detailed assessments of the potential to provide power for Donlin Creek .

2) To acquire an additional season of winter wind data from the monitoring towers at Juningrula Mountain and to continue some level of wind monitoring activity through the permitting process.

3) To complete a comparative analysis of power options.

The estimated budget costs for the optimization assessment for power is $1,950,000. The following sections outlined the background of the proposed expenditure.

Power Studies
This amount includes funding for a full time power consultant to supervise these studies through May 2008 and complete the comparative analysis of power options. Energy studies include a transmission line study and an assessment of the environmental and permitting requirements.

Wind Evaluation
This includes $10,000/ month to continue the collection and processing of wind energy data from the Juningrula Mountain site, as well as funds to complete an update of the wind farm feasibility analysis and undertake additional icing studies.

8.2 Infrastructure ($40,000)

The objective of this program is:

1) To develop a temporary construction access road alignment from Crooked Creek to Getmuna Creek.

2) To collect an additional year of water sounding data on the Kuskokwim River for development of discharge curves for logistical planning.

3) Provide any civil/route selection support needed for transmission line studies.

8.3 Geotechnical and Hydrology ($822,000)

Geotechnical / Hydrogeology - $504,000

During the design optimization review, consultant engineering costs will be incurred for review and update of the geotechnical design and hydrogeological design.

Test Pits - $120,000

A nominal 60 tests pits @ $2000/test mainly for the wind farm, port site and plant site detailed foundation requirement.

Geotech Drilling - $ 198,000

Undertake a nominal 1,200 m of geotechnical drilling.

.

8.4 Process Design Optimization ($650,000)

The Donlin Creek ore types are metallurgically complex which is reflected in both the Processing Plant capital and operating costs. Any improvement in design where costs can be reduced will have a positive impact on the overall project viability.

The purpose of this testwork plan is to detail what is required to:

- Clarify design points and opportunities to replace existing design with an economically superior one.
- Pursue opportunities for operating cost reduction identified in the Feasibility Study.
- Provide further information to be utilized in detailed design phase of the Project.
- Evaluate other potential opportunities and risk which require further work to properly appraise.
- Compile the appropriate testwork data and interpretation for the EIS, permit and licensing submissions that are in excess of minimum requirements to ensure successful application.
- Closure plan optimisation through exploration and testing of other technologies to improve water treatment processes

Define Metallurgical Scope of Work ~ $5k

It is necessary for all testwork programs to ensure that a complete scope of work is prepared to maximize the value of the work conducted and the delivery of the targeted issue is realized.

Core delivery to laboratory and Preparation ~ $35k

The 2007 Donlin Creek Drilling program needs to be assessed (PIMA), packaged and shipped of site for initial storage in Vancouver. This is to prevent sample degradation due to extreme weather conditions and also to provide ready access to the core. This core will then be composited into groups to be utilized in the attached testwork programs. The testwork will be conducted primarily in SGS Lakefield facility on the east coast and at the Barrick Testwork Facility (BTC) in Vancouver.

Metallurgical Optimisation Testwork ~ General $290k

Environmental compliance to aquatic life water quality standards for all discharges from all the contact water, pit-lake and potential tailings storage facility. There is a permitting requirement to determine the mechanisms and speciation of all identified soluble salts and metal products. This will include better understanding of the products produced throughout critical steps in the process plant.

The testwork proposed to achieve these goals are:

1. Environmental testwork ($40k) ~ this is a continuation of work already started, Humidity testing. To this will be added:
    a. Phase 2 Final tails environmental testing (MWMP, Humidity & modified TCLP)
2. Corrosion testing ($40k) ~ profile of critical streams. Most importantly; Hot cure, POX CCD and neutralisation. Also to assist in materials of construction selection

Due to the fine grind and complex chemical process environment the thickening at Donlin Creek is particularly challenging in nearly all areas. Currently the designs employed are conventional with high reagent consumptions. Testwork is required to better understand the particle surface charges and chemical speciation of host solution to enable a more targeted approach to flocculent selection and thickener design. This will include the exploration of compression and paste thickener technologies.

The testwork proposed to achieve these goals are:

3. Thickening tests ($90k) ~ trial other flocculants focusing on flocculants which are successful in the Alumina industry (Red-Mud flocculation).

Other issues which can add value to the feasibility estimate, would be to conduct the following testwork:

4. Neutralisation ($20k) ~ use of Sodium Sulphide as alternative to UNR829 for soluble Hg precipitation.
5. Water treatment plant design ($100k) ~ Mine water excess, apply new technology to this design to potentially reduce capital. Also conduct water treatment plant simulations, to assist in optimizing the design.

Metallurgical Optimisation Testwork ~ Flotation $200k

The flotation circuit recovery is driven by essentially four main factors:

1. Particle grindsize/liberation
2. Flotation residence time
3. Froth recovery
4. Selective mineral (sulphide) particle hydrophobicity

The particle size and liberation is controlled by the grinding circuit, which in the case of Donlin Creek has been well catered for by adopting the Mill-Chemical-Float, twice (MCF2) flowsheet.

Flotation circuit design elements intrinsically links residence time, froth recovery and particle hydrophobicity. Residence time is currently at 100 minutes which requires significant capital. Testwork is required to determine if an appropriate reduction in residence time can be made by exploring other flotation technologies. Also the main criteria for froth recovery is the cell design. However more specifically, the crowding and the reagent suite being applied to the mineral particles.

The areas of design and operation which could benefit from further testwork are:

- Larger flotation cells ~ 200m^3 and 300m^3
- Flotation cell configuration ~ individual or paired cells
- Froth crowding/boosting ~ improve coarse composite recovery
- Reagent optimisation ~ utilizing selective collectors and frothers

Coupled with this control of the gangue species, mainly muscovite and graphitic carbon, into the flotation tailings will assist in reducing the total amount of reagents required and assist in potential deleterious impacts in POX and CIL unit processes.

The testwork proposed to achieve these goals are:

1. Flotation Reagent optimisation ($150k) ~ test both collectors and frothers for potential supplements to current selections to realize an overall cost saving.
2. Flotation residence time effects ($50k) ~ design a series of flotation experiment to successfully test the froth recovery versus time profile for the majority of the Donlin Creek geological domains.

Engineering Design Optimisation & Trade-off Studies ~ $70k

To ensure that the outcomes from all of the above testwork and investigations are properly collated and assess in terms of the process performance. It is necessary to conduct simulations so that the information going forward into the design criteria is balanced and consistent with the previous information in the feasibility study. The modeling package utilized extensively in the Donlin Creek Feasibility was MetSim.

1. MetSim modeling update ($70k) ~ Input all new information and re-model. Spending time on development of the waste gas models.

Testwork Results Evaluation and Assessments ~ $15k

Once all the testwork has been finalised it will important properly assess the detail and determine the potential impact on the current process plant design and costs. This analysis work may also include the use of individual specialists.

Re-fresh Flowsheet ~ $20k

The outcomes from the results evaluation need to amalgamated into the flowsheet to ensure the best outcome for the project. This analysis work may also include the use of individual specialists.

Re-fresh Design Criteria ~ $15k

The design criteria is fundamental to the engineering process and therefore care needs to be taken to update this document, assess the impact of the change, and implement. This analysis work may also include the use of individual specialists.

8.5 FS design Optimization Team ($1,704,000)

This budget will be to cover the cost of a "task force" that will review the current design and assess if changes could lead to reduction in capital. A multi-disciplinary team would be assembled to review the current design review opportunities listed during the Feasiblity Study, complete trade-off studies and propose other solutions.

The proposed team would be composed of a task force leader (1), mechanical engineer (1), Civil engineers (2), electrical engineer (1), process engineer (1), geotechnical engineer (1), procurement specialist (1), logistic specialist (1), estimator (1), draftsmen (2) and assistant (1).

The owner's study team would be highly involved in this review but the FS Design Optimization Team would be a stand-alone team. The budget is based on a cost-plus contract with an engineering firm.

8.6 Mining Studies ($479,000)

The purpose of this optimization budget is as follows;

1) Update the geological model and resource with the additional information obtained for all 2007 in-fill and near-pit exploration drilling undertaken.

2) Review u/g potential

3) Update and re-optimize the Donlin Creek mine via Whittle optimization

4) Update and re-optimize the mine design and schedule with the aim to increase mill feed tonnage and characteristics (e.g. grade profile)

Geological Model and Resource Update Consultants - $86,000

This allocation is to cover costs associated with the update and auditing of the geological model and resource, incorporating the new 2007 drilling data.

Mine Optimization Studies - $393,000

This allocation is to cover an update and review of the waste conveying option study, the automated mine fleet study, the U/G study and the mine scheduling consultants, such as NCL .

8.7 Geochemical (Tailing + WRD) ($86,000)

Costs for consultant design review support will be incurred for geochemical assessment of the mine waste (mine waste rock and plant tailings), for both the updated design and in preparation for permit applications commencing June 2008. A nominal amount of $86,000 has been budgeted.

8.8 Technical services personnel ($738,000)

Technical services support will be required for the coordination and undertaking of the activities planned for the Dec 2007 to May 2008 study period. The following lists the anticipated persons (with time estimate allocation) required for this support, with a total incurred cost of $738,000.

- Study Manager (100%)
- Processing Manager (100%)
- Mining Manager (75%)
- Project Controller (100%)
- Supply Chain personnel (25%)
- Logistics Manager (33%)
- Hydrogeologist (33%)
- Geotechnical Engineer (33%)
- Resource Engineer/Geologist (as per scope)
- Power Systems Engineer (33%)

9.0 Land and Property ($200,000)

Lease/Rent - $200,000
Includes all land payments for project area. Minimum advance royalty payable in May 2008.

10.0 Personnel ($3,915,000)

Anchorage Staff (incl. Wages, Bonus, and Benefits) - $1,734,000
Costs associated with the full-time staff responsible for project management, geology, environmental permitting and administrative support. Full-time staff is projected to increase from 21 to 32 employees in 2008. Five of the positions are transfers from Chalista Contract employees to regular employees

Administration - $ 243,000
This budget is to cover the administration services currently being handled in SLC, Utah.

Temp Labour for Anchorage Office - $ 25,000

Chilista Camp Labour - $1,497,000
This includes funding to employ, and thereby retain, core local staff that is required to keep a skeleton camp operational on a year round basis (~$100,000/month). Funding is provided for additional staff to support field/drilling activities as needed (~$160,000/month).

Contract Geologists, Consultants - $392,000
Four contract geologists at $350/day and one senior drill supervisor at $550/day will be needed for five months to log core and supervise drilling. An additional $8,700 is included for GIS and acQuire database consultants. A total of $221,000 is contract labor related to the 2007 program

Employee Training - $ 24,000

11.0 Project Support ($3,756,000)

Accomodations & Apartment Rentals - $ 30,000

Communications - $24,000
Phone systems for Anchorage office

Computer Software -$33,000
Includes acQuire and MineSight license and maintenance fees, and replacement computers and graphics upgrades for improved modeling capability

Freight – General - $ 947,000
This includes the cost of all freight to Donlin camp, including food, field supplies, and any new equipment. This also includes a freight allowance to cover costs associated with back hauling the mineralized portions of the 2007 drill core for transfer to Vancouver.

Travel - $ 206,000
Estimate to cover all in-state (other than to/from project site) and Outside travel required by Anchorage staff

Fixed Wing Air Transport - $656,000
This includes the cost of all fixed wing air charter activities, including between Anchorage and Donlin.

Helicopter - $359,000
The covers the cost of a part time R44 helicopter ($625/hr, 4 hour minimum) to support environmental and other miscellaneous field studies, as well as a portion of a three month Hughes 500D ($830/hr, 3 hour minimum) contract to support drilling and field exploration.

Field Supplies $ 221,000
General monthly allowance based on the camp activity level for purchase of safety equipment and supplies

This covers the cost of shop supplies and spares for all mobile equipment, including snow machines and four wheelers.

Fuel Diesel - $975,000
This covers the cost of #1 diesel fuel (camp and drilling), Jet A (helicopters), and avgas (helicopter and fixed wing) and is calculated using an average cost of $5.25/gal delivered.

Warehouse & Storage Facilities - $ 28,000

Office Leases - $ 80,000

Office Expenses $ 198,000

12.0 Contingency (15%)

A contingency of 15% ($ 2,925,000) has been added to the budget.

3787387_1.DOC

Nov 2007 to May 2008
Donlin Creek Optimization Budget
USD 000's

Main Activity	Dec-07	Jan-08	Feb-08	Mar-08	Apr-08	May-08	TOTAL
Community Relations	-	36	36	36	76	36	**220**
Camp	101	66	158	163	163	126	**777**
Drilling	137	50	259	575	684	8	**1,713**
Engineering	770	922	1,142	1,274	1,205	1,156	**6,469**
Environmental	442	465	500	385	279	214	**2,286**
Geochemistry	85	-	14	34	50	9	**193**
Land and Property		-	-	-	-	200	**200**
Personnel	829	460	642	663	662	658	**3,915**
Project Support	630	379	658	744	781	565	**3,756**
Sub Total	**2,994**	**2,378**	**3,410**	**3,874**	**3,900**	**2,972**	**19,528**
Contingency	487	487	487	487	487	487	2,925
Grand Total	**3,482**	**2,866**	**3,898**	**4,361**	**4,388**	**3,459**	**22,453**

2008 - Budget Planning Worksheet

Main code	Main activity	Sub code	Sub-activities	2007 December	2008 January	2008 February	2008 March	2008 April	2008 May	TOTAL	Less June to N Check
7XX		XX									
710	Community Relations	10	Contributions/Sponsorships	-	-	-	-	-	-	-	-
		20	Legal	-	12,000	12,000	12,000	12,000	12,000	60,000	-
		30	PR/Communications/Tourist	-	23,900	23,900	23,900	63,900	23,900	159,500	-
		40	Studies/Baseline Data	-	-	-	-	-	-	-	-
		50	Training	-	-	-	-	-	-	-	-
		60	Travel/Conferences	-	-	-	-	-	-	-	
			Subtotal Community Relations	-	35,900	35,900	35,900	75,900	35,900	219,500	
715	Camp	10	Communications	12,804	11,100	15,800	20,500	20,500	15,800	96,304	-
		20	Equipment	-	-	-	-	-	-	-	-
		30	Facilities	2,500	5,000	5,000	5,000	5,000	5,000	27,500	-
		40	Food & Supplies	85,463	50,100	137,280	137,280	137,280	105,600	653,003	-
		50	Kitchen	-	-	-	-	-	-	-	-
			Subtotal Camp	100,567	66,200	158,080	162,780	162,780	126,400	776,807	-
720	Drilling	10	Contract Services-Core	37,200	-	208,000	494,000	598,000	-	1,337,200	-
		20	Contract Services-Rev Circ	-	-	-	-	-	-	-	-
		30	Supplies misc mud	100,000	50,000	51,200	80,600	86,200	8,000	376,000	-
		50	Other mob demob	-	-	-	-	-	-	-	-
			Subtotal Drilling	137,200	50,000	259,200	574,600	684,200	8,000	1,713,200	-
725	Engineering	10	Feasibility Study	-	-	-	-	-	-	-	-
		20	Pre-Feasibility Study	-	-	-	-	-	-	-	-
		30	Scoping Study	-	-	-	-	-	-	-	-
		40	Studies/Testing	716,173	818,173	1,038,173	1,038,173	1,018,173	1,018,173	5,647,040	-
		50	Geotechnical	53,947	103,788	103,788	235,788	187,154	137,792	822,258	-
		60	Metallurgical Test Work	-	-	-	-	-	-	-	-
		70	Civil Engineering	-	-	-	-	-	-	-	-
			Subtotal Engineering	770,120	921,962	1,141,962	1,273,962	1,205,327	1,155,965	6,469,298	-
730	Environmental	10	Environmental - Monitoring facilities	-	-	-	-	-	-	-	-
		30	Environmental - Sampling & analysis	-	-	-	-	-	-	-	-
		40	Environmental - Water Hydrology	40,000	-	-	60,000	-	-	100,000	-
		50	Environmental - Field Supplies	-	-	-	-	-	-	-	-
		61	Environmental - Permitting -Wildlife Survey	114,000	-	-	50,000	-	-	164,000	-
		62	Environmental - Permitting - Wetlands Survey	160,000	144,000	144,000	144,000	144,000	144,000	880,000	-
		64	Environmental - Permitting - Public Meetings	-	-	-	-	-	-	-	-
		65	Environmental - Permitting - Government	45,000	41,500	41,500	41,500	45,500	45,500	260,500	-
		66	Environmental - Permitting - Socio Economic Survey	30,000	30,000	65,000	65,000	65,000	-	255,000	-
		67	Environmental - Permitting - Cultural Resource Survey	-	-	-	-	-	-	-	-
		68		-	-	-	-	-	-	-	-
		70	Environmental - Reclamation	-	-	-	-	-	-	-	-
		80	Environmental - Storm Water Pollution Prevention	-	-	-	-	-	-	-	-
		90	Environmental - Meteoric Water Mobility	-	-	-	-	-	-	-	-
731	Environmental	10	Environmental - Assessment	-	-	-	-	-	-	-	-
		11	Environmental - Project Management	-	-	-	-	-	-	-	-
		13	Environmental - Project Logistics Planning	-	-	-	-	-	-	-	-
		14	Environmental - Atmospheric / Climate Monitoring	20,000	240,000	240,000	15,000	15,000	15,000	545,000	-
		15	Environmental - Surface Hydrology	-	-	-	-	-	-	-	-
		16	Environmental - Aquatic Monitoring	-	-	-	-	-	-	-	-
		17	Environmental - Rock Geochemistry	2,500	9,833	9,833	9,833	9,833	9,833	51,665	-
		18	Environmental - Vegetation Assessment	-	-	-	-	-	-	-	-
		19	Environmental - GIS Development	-	-	-	-	-	-	-	-
		20	Environmental - Soils & Reclamation	-	-	-	-	-	-	-	

		21	Environmental - Wildlife	-	-	-	-	-	-	-
		22	Environmental - Archaeological	30,000	-	-	-	-	-	30,000
		23	Environmental - Airstrip Remediation	-	-	-	-	-	-	-
		24	Environmental - Legal	-	-	-	-	-	-	-
		25	Environmental - First Nations	-	-	-	-	-	-	-
			Subtotal Environmental	441,500	465,333	500,333	385,333	279,333	214,333	2,286,165
745	Geochemistry	20	Drill-Assay	85,000	-	14,464	34,352	41,584	-	175,400
		60	Rock	-	-	-	-	-	-	-
		70	Soil	-	-	-	-	8,600	8,600	17,200
		80	Other	-	-	-	-	-	-	-
			Subtotal Geochemistry	85,000	-	14,464	34,352	50,184	8,600	192,600
750	Geophysics	10	Airborne Mag/EM/Rad	-	-	-	-	-	-	-
		20	Csamt	-	-	-	-	-	-	-
		30	Data acquisition	-	-	-	-	-	-	-
		40	Gravity	-	-	-	-	-	-	-
		50	IP/Resistivity	-	-	-	-	-	-	-
		60	Seismic	-	-	-	-	-	-	-
		70	TM/Photo Interp	-	-	-	-	-	-	-
		80	Other	-	-	-	-	-	-	-
			Subtotal Geophysics	-	-	-	-	-	-	-
760	Land & Property	10	Acquisition	-	-	-	-	-	-	-
		11	Maintenance	-	-	-	-	-	200,000	200,000
		30	Property Payment	-	-	-	-	-	-	-
		40	Recording Fees	-	-	-	-	-	-	-
		60	AM Royalties	-	-	-	-	-	-	-
		70	Land Research	-	-	-	-	-	-	-
		80	Legal	-	-	-	-	-	-	-
			Subtotal Land and Property	1	-	-	-	-	200,000	200,001
765	Personnel	10	Allocations-NovaGold staff perm	218,000	303,200	303,200	303,200	303,200	303,200	1,734,000
		15	Salaried Staff	40,429	40,429	40,429	40,429	40,429	40,429	242,571
		20	Contractors	-	5,000	5,000	5,000	5,000	5,000	25,000
		30	Camp laboreres	350,000	101,000	261,500	261,500	261,500	261,500	1,497,000
		40	Expediter	-	-	-	-	-	-	-
		50	Geologists	221,000	6,050	27,500	47,900	46,600	42,900	391,950
		60	Project Managers	-	-	-	-	-	-	-
		70	Technicians geotechs …	-	-	-	-	-	-	-
		80	Training/Conferences/Assoc. Travel	-	4,800	4,800	4,800	4,800	4,800	24,000
		81	Recruiting	-	-	-	-	-	-	-
		90	Benefits	-	-	-	-	-	-	-
			Subtotal Personnel	829,429	450,479	642,429	662,829	661,529	657,829	3,914,521
770	Project Support	10	Accom-House Rentals	-	6,000	6,000	6,000	6,000	6,000	30,000
		11	Accom-Lodging	-	-	-	-	-	-	-
		20	Communications	4,000	4,000	4,000	4,000	4,000	4,000	24,000
		30	Computers-Hardware	-	-	-	-	-	-	-
		31	Computers-Software	20,000	10,000	3,000	-	-	-	33,000
		40	Data Acquisition airphoto	-	-	-	-	-	-	-
		50	Freight-General	123,901	80,000	161,500	209,900	209,900	161,500	946,701
		51	Freight-Samples backhaul	-	-	-	-	-	-	-
		60	Travel Airfares	30,000	33,100	36,100	36,100	36,100	34,600	206,000
		61	Travel Vehicles	-	-	-	-	-	-	-
		70	Meals & Entertainment	-	-	-	-	-	-	-
771	Project Support	10	Air Transport Fixed Wing	85,833	61,000	143,000	143,000	143,000	80,000	655,833
		11	Air Transport Helicopter	46,945	25,000	25,000	62,350	99,700	99,700	358,695
		20	Equipment Rental	-	-	-	-	-	-	-
		21	Heavy Equipment	-	-	-	-	-	-	-

30	Field Supplies	28,897	18,700	43,000	46,100	46,100	38,000	220,797	-
40	Fuel	127,666	112,200	207,800	207,800	207,800	112,200	975,466	-
50	Surveying	-	-	-	-	-	-	-	-
60	Rental & Storage Facilities	-	5,500	5,500	5,500	5,500	5,500	27,500	-
	Office Leases	-	16,000	16,000	16,000	16,000	16,000	80,000	-
70	office Expenses	163,020	7,000	7,000	7,000	7,000	7,000	198,020	-
	Subtotal Project Support	630,262	378,500	687,900	743,750	781,100	564,500	3,756,012	-
	Contingency	487,452	487,452	487,452	487,452	487,452	487,452	2,924,712	-
	Grand Total	3,481,530	2,865,825	3,897,719	4,360,957	4,387,804	3,458,979	22,452,816	-

2008 - Budget Planning Worksheet

Main code 7XX	Main activity	Sub code XX	Sub-activities	2007 December	2008 January	2008 February	2008 March	2008 April	2008 May	TOTAL
725	Engineering	10	Feasibility Study		-	-	-	-	-	-
		20	Pre-Feasibility Study		-	-	-	-	-	-
		30	Scoping Study		-	-	-		-	-
		40	Studies/Testing	716,173	818,173	1,038,173	1,038,173	1,018,173	1,018,173	5,647,040
		50	Geotechnical	53,947	103,788	103,788	235,788	187,154	137,792	822,258
		60	Metallurgical Test Work		-	-	-	-	-	-
		70	Civil Engineering		-	-	-	-	-	-
			Subtotal Engineering	770,120	921,962	1,141,962	1,273,962	1,205,327	1,155,965	6,469,298

		December	January	February	March	April	May	TOTAL
Studies & Testing	Power	150,000	200,000	400,000	400,000	400,000	400,000	1,950,000
	Infrastructure	-	-	20,000	20,000			40,000
	Process Design Optimization	65,000	117,000	117,000	117,000	117,000	117,000	650,000
	FS Design Optimisation Tean	284,000	284,000	284,000	284,000	284,000	284,000	1,704,000
	Mining Studies	65,533	65,533	65,533	65,533	65,533	65,533	393,197
	Geochem	14,286	14,286	14,286	14,286	14,286	14,286	85,714
	Geology and Resource Def	14,286	14,286	14,286	14,286	14,286	14,286	85,714
	Tech Services	123,069	123,069	123,069	123,069	123,069	123,069	738,414
								-
	Total	716,173	818,173	1,038,173	1,038,173	1,018,173	1,018,173	
GeoTech	Tech Services	53,947	103,788	103,788	103,788	81,154	57,792	504,258
	TEST PITS (for foundations)			-	-	40,000	80,000	120,000
	Core: Geotechnical		-	-	132,000	66,000	-	198,000
		53,947	103,788	103,788	235,788	187,154	137,792	

2008 - Budget Planning Worksheet

Main code 7XX	Main activity	Sub code XX	Sub-activities	2007 December	2008 January	2008 February	2008 March	2008 April	2008 May	TOTAL
730	Environmental	10	Environmental - Monitoring facilities		-	-	-	-	-	-
		30	Environmental - Sampling & analysis		-	-	-	-	-	-
		40	Environmental - Water Hydrology	40,000	-	-	60,000	-	-	100,000
		50	Environmental - Field Supplies		-	-	-	-	-	-
		61	Environmental - Permitting -Wildlife Survey	114,000	-	-	50,000	-	-	164,000
		62	Environmental - Permitting - Wetlands Survey	160,000	144,000	144,000	144,000	144,000	144,000	880,000
		64	Environmental - Permitting - Public Meetings		-	-	-	-	-	-
		65	Environmental - Permitting - Government	45,000	41,500	41,500	41,500	45,500	45,500	260,500
		66	Environmental - Permitting - Socio Economic Survey	30,000	30,000	65,000	65,000	65,000	-	255,000
		67	Environmental - Permitting - Cultural Resource Survey		-	-	-	-	-	-
		68								-
		70	Environmental - Reclamation		-	-	-	-	-	-
		80	Environmental - Storm Water Pollution Prevention		-	-	-	-	-	-
		90	Environmental - Meteoric Water Mobility		-	-	-	-	-	-
731	Environmental	10	Environmental - Assessment		-	-	-	-	-	-
		11	Environmental - Project Management		-	-	-	-	-	-
		13	Environmental - Project Logistics Planning		-	-	-	-	-	-
		14	Environmental - Atmospheric / Climate Monitoring	20,000	240,000	240,000	15,000	15,000	15,000	545,000
		15	Environmental - Surface Hydrology		-	-	-	-	-	-
		16	Environmental - Aquatic Monitoring		-	-	-	-	-	-
		17	Environmental - Rock Geochemistry	2,500	9,833	9,833	9,833	9,833	9,833	51,665
		18	Environmental - Vegetation Assessment		-	-	-	-	-	-
		19	Environmental - GIS Development		-	-	-	-	-	-
		20	Environmental - Soils & Reclamation		-	-	-	-	-	-
		21	Environmental - Wildlife		-	-	-	-	-	-
		22	Environmental - Archaeological	30,000	-	-	-	-	-	30,000
		23	Environmental - Airstrip Remediation		-	-	-	-	-	-
		24	Environmental - Legal		-	-	-	-	-	-
		25	Environmental - First Nations		-	-	-	-	-	-
			Subtotal Environmental	441,500	465,333	500,333	385,333	279,333	214,333	2,286,165

2008 - Budget Planning Worksheet

Main code 7XX	Main activity	Sub code XX	Sub-activities	2007 December	2008 January	2008 February	2008 March	2008 April	2008 May	TOTAL
710	Community Relations	10	Contributions/Sponsorships		-	-	-	-	-	-
		20	Legal		12,000	12,000	12,000	12,000	12,000	60,000
		30	PR/Communications/Tourist		23,900	23,900	23,900	63,900	23,900	159,500
		40	Studies/Baseline Data		-	-	-	-	-	-
		50	Training		-	-	-	-	-	-
		60	Travel/Conferences		-	-	-	-	-	-
			Subtotal Community Relations	-	35,900	35,900	35,900	75,900	35,900	219,500
715	Camp	10	Communications	12,604	11,100	15,800	20,500	20,500	15,800	96,304
		20	Equipment		-	-	-	-	-	-
		30	Facilities	2,500	5,000	5,000	5,000	5,000	5,000	27,500
		40	Food & Supplies	85,463	50,100	137,280	137,280	137,280	105,600	653,003
		50	Kitchen		-	-	-	-	-	-
			Subtotal Camp	100,567	66,200	158,080	162,780	162,780	126,400	776,807
720	Drilling	10	Contract Services-Core	37,200	-	208,000	494,000	598,000	-	1,337,200
		20	Contract Services-Rev Circ		-	-	-	-	-	-
		30	Supplies misc mud	100,000	50,000	51,200	80,600	86,200	8,000	376,000
		50	Other mob demob		-	-	-	-	-	-
			Subtotal Drilling	137,200	50,000	259,200	574,600	684,200	8,000	1,713,200
745	Geochemistry	20	Drill-Assay	85,000	-	14,464	34,352	41,584	-	175,400
		60	Rock		-	-	-	-	-	-
		70	Soil		-	-	-	-	-	-
		80	Other		-	-	-	8,600	8,600	17,200
			Subtotal Geochemistry	85,000	-	14,464	34,352	50,184	8,600	192,600
750	Geophysics	10	Airborne Mag/EM/Rad		-	-	-	-	-	-
		20	Csamt		-	-	-	-	-	-
		30	Data acquisition		-	-	-	-	-	-
		40	Gravity		-	-	-	-	-	-
		50	IP/Resistivity		-	-	-	-	-	-
		60	Seismic		-	-	-	-	-	-
		70	TM/Photo Interp		-	-	-	-	-	-
		80	Other		-	-	-	-	-	-
			Subtotal Geophysics	-	-	-	-	-	-	-
760	Land & Property	10	Acquisition		-	-	-	-	-	-
		11	Maintenance		-	-	-	-	-	-
		30	Property Payment		-	-	-	-	200,000	200,000
		40	Recording Fees		-	-	-	-	-	-
		60	AM Royalties		-	-	-	-	-	-

		70	Land Research		-	-	-	-	-	-
		80	Legal		-	-	-	-	-	-
			Subtotal Land and Property	-	-	-	-	-	200,000	200,000
765	Personnel	10	Allocations- staff perm	218,000	303,200	303,200	303,200	303,200	303,200	1,734,000
		15	Salaried Staff/admin	40,429	40,429	40,429	40,429	40,429	40,429	242,571
		20	Contractors		5,000	5,000	5,000	5,000	5,000	25,000
		30	Camp laboreres	350,000	101,000	261,500	261,500	261,500	261,500	1,497,000
		40	Expediter		-	-	-	-	-	-
		50	Geologists	221,000	6,050	27,500	47,900	46,600	42,900	391,950
		60	Project Managers		-	-	-	-	-	-
		70	Technicians geotechs …		-	-	-	-	-	-
		80	Training/Conferences/Assoc. Travel		4,800	4,800	4,800	4,800	4,800	24,000
		81	Recruiting		-	-	-	-	-	-
		90	Benefits		-	-	-	-	-	-
			Subtotal Personnel	829,429	460,479	642,429	662,829	661,529	657,829	3,914,521
770	Project Support	10	Accom-House Rentals		6,000	6,000	6,000	6,000	6,000	30,000
		11	Accom-Lodging		-	-	-	-	-	-
		20	Communications	4,000	4,000	4,000	4,000	4,000	4,000	24,000
		30	Computers-Hardware		-	-	-	-	-	-
		31	Computers-Software	20,000	10,000	3,000	-	-	-	33,000
		40	Data Acquisition airphoto		-	-	-	-	-	-
		50	Freight-General	123,901	80,000	161,500	209,900	209,900	161,500	946,701
		51	Freight-Samples backhaul		-	-	-	-	-	-
		60	Travel Airfares	30,000	33,100	36,100	36,100	36,100	34,600	206,000
		61	Travel Vehicles		-	-	-	-	-	-
		70	Meals & Entertainment		-	-	-	-	-	-
771	Project Support	10	Air Transport Fixed Wing	85,833	61,000	143,000	143,000	143,000	80,000	655,833
		11	Air Transport Helicopter	46,945	25,000	25,000	62,350	99,700	99,700	358,695
		20	Equipment Rental		-	-	-	-	-	-
		21	Heavy Equipment		-	-	-	-	-	-
		30	Field Supplies	28,897	18,700	43,000	46,100	46,100	38,000	220,797
		40	Fuel	127,666	112,200	207,800	207,800	207,800	112,200	975,466
		50	Surveying		-	-	-	-	-	-
		60	Rental & Storage Facilities		5,500	5,500	5,500	5,500	5,500	27,500
			Office Lease		16,000	16,000	16,000	16,000	16,000	80,000
		70	office Expenses	163,020	7,000	7,000	7,000	7,000	7,000	198,020
			Subtotal Project Support	630,262	378,500	657,900	743,750	781,100	564,500	3,756,012

EXHIBIT F

TO

DONLIN CREEK LLC AGREEMENT

NOVAGOLD DEBT PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), ANY APPLICABLE STATE SECURITIES LAWS, OR THE LAWS OF ANY OTHER JURISDICTION. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT IN RESPECT OF SUCH NOTE OR (B) AN OPINION OF INDEPENDENT COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

SECURED PROMISSORY NOTE

US$50,800,000.00 DECEMBER 1, 2007

FOR VALUE RECEIVED, **NOVAGOLD RESOURCES ALASKA, INC.**, an Alaska corporation ("*Maker*"), promises to pay to the order of **BARRICK GOLD U.S. INC., (formerly Placer Dome U.S. Inc.)**, a California corporation ("*Holder*"), in the manner hereinafter specified, the initial principal sum of Fifty Million Eight Hundred Thousand United States Dollars (US$50,800,000.00) (the "*Initial Principal Amount*"), together with Interest thereon (as defined in paragraph 2 below) from the date hereof until the date paid in full at the rate hereinafter provided. In accordance with Section 6.7 of the Limited Liability Company Agreement of Donlin Creek LLC effective as of December 1, 2007, by and among Donlin Creek LLC, a Delaware limited liability company (the "*Company*"), Maker and Holder (the "*LLC Agreement*"), the Initial Principal Amount of this Secured Promissory Note (the "*Note*") will be recalculated based on the Expenditure Report (the "*Principal Amount*"), and this Note will be amended and restated to reflect such Principal Amount; *provided* that the effective date of this Note, as amended and restated, shall not change. Words, terms and phrases used, but not defined in, this Note shall have the meanings ascribed to such words, terms and phrases in the LLC Agreement.

1. *Payment.* Subject to the provisions of paragraph 3:

a. So long as Maker holds a Percentage Interest in the Company of ten percent (10%) or more, (i) eighty-five percent (85%) of the Processed Products that otherwise would be distributable to Maker pursuant to Section 11.1 of the LLC Agreement (the "*Product Payments*"), and (ii) eighty-five percent (85%) of cash or other Assets that otherwise would be distributable to Maker pursuant to Section 11.2 of the LLC Agreement (the "*Asset Payments*"

and together with the Product Payments, the "*Payments*"), shall be distributed directly to Holder (and shall be treated as a distribution to Maker followed by a payment by Maker to Holder), until the Principal Amount plus Interest (as defined below) thereon (collectively, the "*Amount Payable*") is paid in full. The Value of each Product Payment shall be determined in accordance with the LLC Agreement. The amount by which any Asset Payments will reduce the Amount Payable shall be determined in accordance with the LLC Agreement.

b. In the event that Maker is deemed to have resigned from the Company in accordance with Section 6.5 of the LLC Agreement, any Net Proceeds (after payment of any outstanding NovaGold Funding Obligation Amount) otherwise due and payable to Maker shall be made directly to Holder, and Maker shall instruct the Company to pay such Net Proceeds directly to Holder, until the Amount Payable is paid in full.

Any and all Payments and any and all payments of Net Proceeds will be calculated in Dollars. For greater certainty, it is acknowledged that Maker shall not be obligated to satisfy the Amount Payable or any Default Interest except from Payments and Net Proceeds, as applicable, as provided in paragraph 1, subject to the rights of Holder under paragraph 7.

2. *Interest.* Subject to the provisions of paragraph 2(b), the Principal Amount outstanding from time to time shall bear interest at a rate equal to the Prime Rate plus two percentage points (2%) (the "*Interest*" or the "*Interest Rate*"). Interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed and shall be compounded semi-annually on the last Business Day of June and December, respectively. "*Prime Rate*" means the interest rate quoted as "Prime" by J.P. Morgan Chase & Co., New York, at its head office as said rate may change from day to day (which quoted rate may not be the lowest rate at which such bank loans funds).

3. *Prepayment.* Maker may prepay all or any portion of the Principal Amount from time to time without penalty, *provided* that any prepayment of the Principal Amount shall be accompanied by all Interest then accrued, if any, on the Principal Amount so prepaid and *provided, further*, that any such prepayment of the Principal Amount shall be applied to discharge payments of the Amount Payable in the inverse order in which any payments thereon would otherwise become due. The prepayment of all or any portion of the Principal Amount, together with accrued but unpaid Interest thereon, shall be in Dollars. Any amounts prepaid under this Note may not be reborrowed.

4. *Security.* Maker's obligations pursuant to this Note shall be secured by (a) a deed of trust executed by Maker in respect of any interest in the Properties held by Maker, dated of even date herewith, in the form of Exhibit A attached hereto (the "*Deed of Trust*"), (b) a security agreement in respect of Maker's interest in the Assets and the Processed Products, dated of even date herewith, in the form of Exhibit B attached hereto (the "*Security Agreement*"), (c) financing statements necessary or required to be filed in order to perfect the security interest in the Properties, the Assets and the Processed Products, dated of even date herewith, in the form of Exhibit C attached hereto (the "*Financing Statements*"), and (d) any account control agreement or similar agreement requested by Holder acting reasonably in respect of the proceeds from the sale of the Membership Interest of Maker, the Assets or the Processed Products (the "*Account Control Agreement*"). Collectively, the Deed of Trust, Security Agreement, Financing

Statements and any Account Control Agreement shall be referred to herein as the "*Security Documents.*"

5. *Representations and Warranties*. Maker hereby represents and warrants to Holder as follows:

a. Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Alaska;

b. The execution, delivery and performance of this Note by Maker, and of the Security Documents by Maker, have been authorized by all necessary company action of Maker;

c. This Note and the Security Documents constitute legal, valid and binding obligations of Maker, enforceable in accordance with their respective terms;

d. Maker has the corporate power, right and authority to grant to Holder a first priority security interest in Maker's interest, if any, in the Assets and Processed Products and the proceeds from the sale of the Membership Interest of Maker, the Assets and the Processed Products; and

e. The execution and delivery by Maker of this Note and the Security Documents, and the grant by Maker to Holder of a first priority security interest in the Properties, Assets, and Processed Products, and the proceeds from the sale of the Membership Interest of Maker, the Assets and the Processed Products, will not violate any contract, agreement or other obligation to which Maker is a party or under which Maker has an obligation or is bound.

6. *Events of Default; Right to Cure.*

a. The occurrence of any one or more of the following events and its continuation beyond any applicable cure period shall constitute an "*Event of Default*" under this Note:

i. Any (A) action by Maker to limit or eliminate a Payment or the payment to Holder of any Net Proceeds, or (B) failure by Maker to pay to Holder any Payment or payment of Net Proceeds made to Maker that otherwise was due and owing to Holder, and such action or failure to act is not cured by Maker within thirty (30) days after written notice thereof is given by Holder to Maker;

ii. Any failure of Maker to execute any one or more of the Security Documents and such failure is not cured by Maker within thirty (30) days after written notice thereof is given by Holder to Maker;

iii. Any material default by Maker in the performance of any of its obligations hereunder, under the Security Documents, or under any instrument or agreement executed and delivered to secure payment under this Note and such default is not cured by Maker within thirty (30) days after written notice thereof is given by Holder to Maker;

iv. Maker begins any action to liquidate, dissolve or terminate its existence; or

v. Maker makes an assignment for the benefit of creditors or commences any voluntary reorganization or case or proceeding to adjudicate Maker as a bankrupt or insolvent, or an involuntary reorganization or case or proceeding to adjudicate Maker as a bankrupt or insolvent is commenced against Maker and such involuntary reorganization or case or proceeding is not dismissed within ninety (90) days.

b. In the event of the occurrence of an Event of Default and its continuation beyond any applicable cure period and so long as such Event of Default continues, (i) any outstanding Amount Payable shall bear penalty interest of two percentage points (2%) above the Interest Rate, calculated from the date of such Event of Default until the date such Amount Payable is paid in full, and (ii) Maker, in addition to any other remedies that may be available to it, shall have the right to exercise any one or more of its rights under any or all of the Security Documents.

7. *Costs and Expenses.* Maker hereby agrees to pay actual reasonable attorneys' fees of Holder and all other reasonable costs and expenses of Holder incurred in the enforcement of this Note, the Security Documents, and the collection of amounts due hereunder, whether such enforcement or collection is by court action or otherwise.

8. *Governing Law and Jurisdiction.* This Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the State of Alaska without giving effect to Alaska conflicts of law principles. Maker, and any endorsers, sureties and guarantors, agree that the federal and state courts located in Anchorage, Alaska shall have exclusive subject matter jurisdiction to entertain any action brought to enforce or collect upon this Note and, by execution hereof, voluntarily submit to the exclusive jurisdiction of such courts. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE.

9. *Waivers by Maker.* Maker, and any endorsers, sureties and guarantors, of this Note jointly and severally waive demand for payment, presentment for payment, notice of nonpayment or dishonor, protest and notice of protest, and agree to any extension of time of payment and partial payments before, at, or after maturity. No renewal or extension of this Note, no release or surrender of any security for this Note, no release of any person liable hereon, no delay in the enforcement hereof, and no delay or omission in exercising any right or power hereunder, shall affect the liability of Maker. No delay or omission by Holder in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude any or full exercise thereof or the exercise of any other right or power. Each legal holder hereof shall have and may exercise all the rights and powers given to Holder herein.

10. *Notices.* All notices and other communications required or permitted hereunder shall be in writing and shall be delivered in accordance with the notice provisions of the LLC Agreement.

11. *Amendment.* Any term of this Note may be amended only if agreed to in writing by Maker and Holder.

12. *Parties in Interest; Assignment.* This Note shall be binding upon and inure to the benefit of Maker and Holder and their respective successors and assigns. Neither Maker nor Holder may assign this Note or its rights and interests herein to any person without the express written consent of the other.

13. *Counterparts; Execution and Delivery by Facsimile.* A copy of this Note manually executed by Maker hereto and transmitted to Holder by facsimile shall have the same effect for delivery purposes as the delivery of a manually executed copy to the recipient of the facsimile; *provided* that Maker promptly shall deliver a manually signed version of this Note to Holder. The failure by Maker promptly to deliver a manually signed version of this Note to Holder shall constitute a material breach of this Note.

14. *Holder's Rights Cumulative.* The rights or remedies of Holder as provided in this Note and the Security Documents are cumulative and concurrent, and may be pursued singly, successively or together against Maker, and any other funds, property or security held by Holder for payment hereof or otherwise is at the absolute discretion of Holder.

15. *Time of the Essence.* Maker agrees that time is of the essence in the performance and payment of all obligations under the terms of this Note.

[*Remainder of Page Left Blank*]

IN WITNESS WHEREOF, Maker has executed and caused this Note to be issued as of the date first above written.

Witness:

____

NOVAGOLD RESOURCES ALASKA, INC.

By:______________________________
Title:______________________________

EXHIBIT G

TO

DONLIN CREEK LLC AGREEMENT

FORM OF JOINT ENGAGEMENT LETTER FOR AUDITOR

Dear Sirs:

Thank you for selecting [International Auditor] to perform an audit of the schedule of expenditures incurred by Barrick Gold US Inc ("Barrick") for the period April 1, 2006 to November 30, 2007 (the "Donlin Expenditure Report") relating to the Donlin Creek Mining Venture Agreement (the "Venture Agreement") . The purpose of this letter is to confirm our mutual understanding of the terms of our engagement

Our Responsibilities

We will audit the schedule of expenditures for the period April 1, 2006 to November 30, 2007 in accordance with Exhibit B of the Venture Agreement and the interpretations outlined in the Donlin Expenditure Report. This schedule is the responsibility of the management of Barrick. Our responsibility is to express an opinion on this schedule based on our audit.

We will conduct our audit in accordance with Canadian generally accepted auditing standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the schedule is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

Our report will be intended solely for the use of Barrick and NovaGold Resources Alaska, Inc. and accordingly, it is not intended to be and should not be used by anyone other than these specified parties.

Terms and Conditions Supporting the Fee

Any fee estimates by [International Auditor] take into account the agreed-upon level of preparation and assistance from Barrick's personnel. [International Auditor] undertakes to advise Barrick's management on a timely basis should this preparation and assistance not be provided or should any other circumstances arise which cause actual time to exceed that estimate.

[International Auditor] will bill for out-of-pocket expenses including travel, meals, accommodation, and an allocation of office charges in support of our services including computer usage, telephone, facsimile transmission, postage, photocopying and similar expenses.

Our fees will be based on the time required by the individuals assigned to the engagement and will be charged at the corresponding billing rate for these individuals.

Management's Responsibilities

The preparation and presentation of the Donlin Expenditure Report in conformity with the Venture Agreement is the responsibility of the management of Barrick.

Management also is responsible for making available to us, upon request, all of the necessary information we require, and personnel to whom we can direct inquiries, to perform the audit. Any report or other material provided to you as a result of the engagement is provided for your internal use only and cannot be provided or referred to outside your organization without our consent.

Internet Communications

During the engagement we may from time to time communicate with you electronically. However, as you are aware, the electronic transmission of information cannot be guaranteed to be secure or error free and such information could be intercepted, corrupted, lost, destroyed, arrive late or incomplete or otherwise be adversely affected or unsafe to use. We shall not have any liability to you arising from or in connection with the electronic communication of information to you during or as a result of its electronic transmission outside of [International Auditor]' electronic environment. If the communication relates to a matter of significance and there are concerns about possible effects of electronic transmission a hard copy of such transmission should be requested from us.

Working Papers

All working papers and files, other materials, reports and work created, developed or performed by [International Auditor] during the course of our work shall belong to [International Auditor].

Governing Law

This agreement shall be governed and construed in accordance with the laws of the [State of Alaska] and shall be deemed in all respects to be an [Alaska] contract. The parties hereby agree

to the jurisdiction of the courts of the [State of Alaska] with respect to all matters arising under or by virtue of this engagement letter.

Timely Performance

[International Auditor] will use all reasonable efforts to complete within any agreed upon time frame the performance of the services described in this engagement letter. However, [International Auditor] shall not be liable for failures or delays in performance that arise from causes beyond its control, including the untimely performance by Barrick of its obligations as set out above under the headings "Terms and Conditions Supporting the Fee" and "Management's Responsibilities".

Right to Terminate Services

Should Barrick not fulfil its obligations set out under the heading Management's Responsibilities, and in the absence of rectification by Barrick within 30 days of notification by [International Auditor], upon written notification [International Auditor] may terminate its services and will not be responsible for any loss, cost or expense resulting from such early termination.

We are pleased to have been appointed for this engagement and we appreciate your confidence in our work. If the services outlined herein are in accordance with your requirements and if the above terms are acceptable to you, please have one copy of this letter signed in the space provided below and return it to us.

Yours very truly,

Chartered Accountants

AUDITORS' REPORT

On the Donlin Expenditure Report

To Barrick Gold US Inc and NovaGold Resources Alaska, Inc.

At the request of Barrick Gold US Inc ("Barrick") and NovaGold Resources Alaska, Inc., ("NovaGold") we have audited the accompanying schedule of expenditures for the period from April 1, 2006 to November 30, 2007 (the "Donlin Expenditure Report"), as prepared by Barrick in accordance with the requirements of Exhibit B of the Donlin Creek Mining Venture Agreement and the interpretations outlined in the Donlin Expenditure Report. This schedule is the responsibility of the management of Barrick. Our responsibility is to express an opinion on this schedule based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the schedule is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation.

In our opinion, the schedule of expenditures referred to above presents fairly, in all material respects, the expenditures incurred by Barrick for the period April 1, 2006 to November 30, 2007 in accordance with Exhibit B of the Venture Agreement and the interpretations outlined in the Donlin Expenditure Report.

This report is intended solely for the information and use of Barrick and NovaGold and is not intended to be and should not be used by anyone other than these specified parties.

Yours very truly,

Chartered Accountants

EXHIBIT H
TO
DONLIN CREEK LLC AGREEMENT
JOINT VENTURE ASSETS
VEHICLES

Type of Vehicle	Make	Model	Year	Color	Vin Number	Owner	Location
Truck	Ford	F250	2005	Blue	1FTSW21PX5EA79217	Barrick\ Placer Dome	Donlin Creek
Truck	Ford	F150	2005	Gray	1FTPW14515KF08658	Barrick\ Placer Dome	Donlin Creek
Truck	Ford	F350	2004	White	1FTSW31P14EA44912	Barrick\ Placer Dome	Donlin Creek
Truck	Ford	F350	2002	Silver	1FTSW31F62ED14155	Placer Dome	Donlin Creek
Truck	Ford	F350	2004	Silver	1FTSW31P64ES14331	Barrick\ Placer Dome	Donlin Creek
Truck	Ford	F250	2005	White	1FTSW21P25EC72526	Barrick\ Placer Dome	Donlin Creek
Truck	Ford	F250	2005	White	1FTSW21P45EC72530	Barrick\ Placer Dome	Donlin Creek
Truck	Ford	F350	2003	White	1FTSW31P23ED24661	Placer Dome	Donlin Creek
Truck	Ford	F350	2006	Red	1FDWF37P16EC02835	Barrick\ Placer Dome	Anchorage Off.
Truck	Ford	F3PU	1996		2FTHF36F3TCA09688	Boart Longyear	Donlin Creek
Truck	Ford	F3503	1997		3FTHF36F9VMA24283	Boart Longyear	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0067A040473	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0037A039684	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0017A039702	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0077A039610	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0037A039619	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0087A039616	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0077A040479	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0037A040480	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0057A040481	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0047A039614	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0017A039683	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0077A040501	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0067A039629	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0007A039657	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0077A040952	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0077A040949	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD00X7A040945	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0017A040946	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD00X7A040511	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0047A039631	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD00X7A039620	Barrick	Donlin Creek
Snowmobile	Yamaha	246CC	2007		JYE8BD0027A040955	Barrick	Donlin Creek
Snowmobile	Polaris	Widetrak	2007		SN1SU4BS37C717338	Barrick	Donlin Creek
Snowmobile	Polaris	Widetrak	2007		SN1SU4BS17C717337	Barrick	Donlin Creek
4 Wheel ATV	Honda	Rancher	2006		1HFTE250964510969	Placer Dome	Donlin Creek
4 Wheel ATV	Honda	Rancher	2006		1HFTE250964511202	Placer Dome	Donlin Creek
4 Wheel ATV	Honda	Rancher	2006		1HFTE250064511217	Placer Dome	Donlin Creek
4 Wheel ATV	Honda	Rancher	2006		1HFTE250X64510169	Placer Dome	Donlin Creek
4 Wheel ATV	Honda	Rancher	2006		1HFTE250X64506042	Placer Dome	Donlin Creek
4 Wheel ATV	Honda	Rancher	2006		1HFTE250864506041	Placer Dome	Donlin Creek
4 Wheel ATV	Honda	Rancher	2005		1HFTE250854416953	Placer Dome	Donlin Creek
4 Wheel ATV	Honda	Rancher	2005		1HFTE250454408316	Placer Dome	Donlin Creek

CONTRACTS

Contract Description	Party No. 1	Party No. 2	Effective Date
Technical Services Agreement	Placer Dome U.S., Inc.	Amec Americas Limited	July 10, 2006
Technical Services Agreement	Barrick Gold U.S., Inc.	Amec E & C Services, Inc.	February 24, 2007
Technical Services Agreement	Barrick Gold U.S., Inc.	BGC Engineering Inc.	January 1, 2007
Technical Services Agreement	Barrick Gold U.S., Inc.	Hatch Ltd.	May 2, 2007
Donlin Creek Master Services Agreement – SLR-07-01	Barrick Gold U.S., Inc.	SLR Alaska	March 14, 2007
Donlin Creek Master Services Agreement – AES-06-01	Barrick Gold U.S., Inc.	Alaska Earth Sciences	November 13, 2006
Donlin Creek Master Services Agreement	Barrick Gold U.S., Inc.	Geotek Alaska Inc.	January 18, 2007
Donlin Creek Master Services Agreement	Barrick Gold U.S., Inc.	GMAR Development Corporation	October 19, 2006
Donlin Creek Master Services Agreement	Barrick Gold U.S., Inc.	McDowell Group	December 1, 2006
Donlin Creek Master Services Agreement	Barrick Gold U.S., Inc.	Tundra Consulting	September 29, 2006
Professional Service Agreement	Barrick Gold Corporation	ARCADIS U.S. Inc.	July 12, 2007
Professional Services Agreement	Barrick Gold U.S., Inc.	Alejandro Ly	February 22, 2007
Professional Services Agreement	Barrick Gold U.S., Inc.	Dale C. Slaughter	April 10, 2007
Drilling Contract (No. 2006/02)	Placer Dome U.S., Inc. a member of the Placer Dome Group	Boart Longyear Contracting Services Group	July 20, 2006
Personnel Services Agreement	Placer Dome U.S., Inc.	Chiulista Camp Services, Inc.	April 1, 2005
Donlin Creek Master Services Agreement	Placer Dome U.S.	Chumis Cultural Resource Services	April 5, 2006
Donlin Creek Master Services Agreement	Placer Dome	RWJ Consulting	February 15, 2006
Office Building Space Lease (and Amendments 1, 2, and 3)	Placer Dome U.S., Inc.	Anchorage Business Center, LLC	May 4, 2005
Janitorial Services	Placer Dome	Q-1 Corporation	June 23, 2005
Residential Lease Agreement	Placer Dome U.S., Inc.	LS Associates	June 29, 2006
Residential Lease Agreement	Placer Dome U.S., Inc.	LS Associates	May 1, 2006
Memorandum of Understanding (and FY08 Amendment 1)	Barrick Gold U.S. Inc.	Alaska Department of Natural Resources	April 9, 2004
Surface Use Agreement	Placer Dome U.S., Inc.	The Kuskokwim Corporation	June 5, 1995
Exploration and Lode Mining Lease (and Amendment)	Barrick Gold U.S. Inc.	Calista Corporation	January 11, 1996
Service Contract	Barrick Gold U.S. Inc.	ADT Security Services, Inc.	

PERMITS

Permit Description	Reference No.	Holder	Agency	Expiration Date
Annual Placer Mining Application	APMA A062749	Barrick Gold Corporation	Department of Natural Resources	December 31, 2007
Annual Placer Mining Application	APMA A073026	Barrick Gold Corporation	Department of Natural Resources	December 31, 2007
Temporary Water Use Permit	TWUP F2004-02 Amendment 1	Placer Dome U.S. Inc.	Department of Natural Resources	March 7, 2009
Temporary Water Use Permit	TWUP F2004-03 Amendment 2	Barrick Gold Corporation	Department of Natural Resources	March 7, 2009
Temporary Water Use Permit	TWUP F2007-02	Barrick Gold Corporation	Department of Natural Resources	April 19, 2012
Fish Habitat Permit	FH-04-III-0017	Barrick Gold Corporation	Department of Natural Resources	December 31, 2009
Fish Habitat Permit	FH-07-III-0083	Barrick Gold Corporation	Department of Natural Resources	December 31, 2007
Fish Habitat Permit	FH-07-III-0013	Barrick Gold Corporation	Department of Natural Resources	December 31, 2007
National Pollutant Discharge Elimination System General Permit for Storm Water Discharges from Construction Activity	AKR10B575	Placer Dome US Inc.	United States Environmental Protection Agency	July 1, 2008
Radio Station Authorization	0003165631	Barrick Gold Corporation	Federal Communications Commission	August 1, 2017
Radio Station Authorization	0003117510	Barrick Gold Corporation	Federal Communications Commission	August 1, 2017
Right-of-Way (and Amendment)	AA-085917	Placer Dome US (Barrick Gold Corporation)	Bureau of Land Management	October 13, 2009
2006 Establishment Permit	215750007	Barrick Gold U.S. Inc.	Department of Environmental Conservation	Annual Renewal